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SILICON
GAMING

April 17, 2000

Dear Shareholder:

     We are writing you to inform you that we are conducting an exchange offer. As a part of this exchange offer, we are offering to exchange one unit consisting of one share of common stock and one warrant to purchase 3.59662 shares of common stock (the "EXCHANGE WARRANT") for each share of common stock you own that is eligible to participate in the exchange offer. The exchange offer is not conditioned upon the exchange of a minimum number of shares of common stock and will expire at 5:00 P.M. New York City time on May 19, 2000 unless extended.

     We have enclosed for your review and careful consideration an Offering Circular dated April 17, 2000 and the related Notice of Election to Participate (the "ELECTION NOTICE") relating to the exchange offer. The Offering Circular provides important information about Silicon Gaming, Inc. and details of the terms of the exchange offer. Please read and carefully consider the information contained in the Offering Circular. Any holder of common stock electing to participate in the exchange offer must complete and sign the Election Notice, in accordance with its instructions, and forward or hand deliver it to the exchange agent at its address, which you will find in the Offering Circular. Any beneficial owner of common stock whose securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should not use the Election Notice, but is instead urged to contact the registered holder(s) of such securities promptly to instruct the registered holder(s) whether to tender your securities.

     Because each unit consists of one share of common stock identical to the share of common stock you currently hold, you are not required to tender the actual physical stock certificate(s) representing your share(s) of common stock. You are only required to tender the Election Notice in order to participate. Upon properly and timely tendering the Election Notice, we will deliver the Exchange Warrants to the registered holder(s).

     Questions and requests for assistance or for additional copies of the Offering Circular or Election Notice should be directed to our information agent at:

                                        GEORGESON
                                        SHAREHOLDER
                                        COMMUNICATIONS INC.
                                        17 State Street - 10th Floor
                                        New York, New York 10004
                                        Toll-Free (800) 223-2064

     Again, we urge you to carefully read the Offering Circular and Election Notice and carefully consider the exchange offer described.

                                        SILICON GAMING, INC.

                              SILICON GAMING, INC.
                                OFFERING CIRCULAR

                                Offer to Exchange
  One Unit consisting of One Share of Common Stock and One Warrant to purchase
    3.59662 Shares of Common Stock for Each Outstanding Share of Common Stock

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON
                         MAY 19, 2000, UNLESS EXTENDED.

     Silicon Gaming, Inc., a California corporation, hereby offers, upon the terms and conditions set forth in this Offering Circular, and in the accompanying Notice of Election to Participate (the "ELECTION NOTICE"), to exchange one unit consisting of one share of common stock and one warrant (the "EXCHANGE WARRANT") to purchase 3.59662 shares of common stock for each one outstanding share of common stock. PARTICIPATING SHAREHOLDERS WILL NOT BE REQUIRED TO TENDER THEIR PHYSICAL CERTIFICATES FOR COMMON STOCK. PARTICIPATING SHAREHOLDERS WILL ONLY BE REQUIRED TO TENDER THE ELECTION NOTICE.

     This exchange offer is open to holders of all shares of common stock that were outstanding as of November 24, 1999, and is not conditioned upon the exchange of a minimum number of shares of common stock. Our common stock is currently traded on the OTC Bulletin Board ("OTCBB") under the symbol 'SGIC.OB'. On April 14, 2000, the last reported closing price for the common stock was $0.34375. There is no trading market for the Exchange Warrants and we do not intend to file a registration statement covering the Exchange Warrants or to apply for the Exchange Warrants to be traded on any securities exchange or national quotation system.

     Subject to applicable securities laws and the terms set forth in this Offering Circular, we reserve the right to waive any and all conditions to the exchange offer, to extend the exchange offer and otherwise to amend the exchange offer, in any respect.

     You are urged to read carefully "Risks Relating to The Exchange Offer" on page 18 and "Other Risk Factors" commencing on page 19.

  The exchange agent for the                       The information agent for the
      exchange offer is:                                 exchange offer is:

                                                             GEORGESON
EQUISERVE TRUST COMPANY, N.A.                               SHAREHOLDER
      150 Royall Street                                  COMMUNICATIONS INC.
       Canton, MA 02021                             17 State Street - 10th Floor
        (781) 575-3120                                New York, New York 10004
                                                      Toll-Free (800) 223-2064

     This transaction has not been registered under the securities laws of any state or jurisdiction as of the date of this Offering Circular.

              The date of this Offering Circular is April 17, 2000.

                            SUMMARY OF EXCHANGE OFFER

         Silicon Gaming, Inc. is conducting an exchange offer whereby participating shareholders may exchange each share of common stock held for a unit consisting of one share of common stock and a warrant (an "EXCHANGE WARRANT") to purchase 3.59662 shares of common stock. Participating shareholders will not be required to tender their physical share certificates. The shares of common stock tendered will remain outstanding and the participating shareholders will receive the Exchange Warrants in addition to the shares of common stock they will continue to hold. Participating shareholders will only be required to tender the Notice of Election to Participate (the "ELECTION NOTICE") which accompanies this Offering Circular. The following are the material terms of the exchange offer.

The Exchange Offer       Shareholders who elect to participate must tender their
                         Election Notices. Each participating  shareholder whose
                         Election  Notice is  accepted by Silicon  Gaming,  Inc.
                         will  receive  Exchange  Warrants to  purchase  3.59662
                         shares of common stock for each share of common stock tendered in the exchange offer. See "The Exchange
                         Offer."

Expiration Date          5:00  P.M.  New  York City time on May 19, 2000, unless
                         extended.  See "The Exchange  Offer - Expiration  Date;
                         Extensions."

Withdrawal Rights        Tenders  of  Election  Notices  may be withdrawn at any
                         time prior to the expiration date of the exchange offer. After the expiration date, all tenders are irrevocable. See "The Exchange Offer - Withdrawal
                         Rights."

Conditions to            Our  obligation  to  consummate  t he exchange offer is
Exchange Offer           subject to several conditions.  See "The Exchange Offer
                         - Conditions to the Exchange Offer."

How to Tender            Shareholders are not required to  tender their physical
Election Notices         share  certificates.  Shareholders wishing to take part
                         in the exchange offer must complete and sign the Election Notice, in accordance with all applicable instructions, and forward or hand deliver the Election
                         Notice to the exchange agent at its address set forth on the front cover page of this Offering Circular. The
                         Election Notice must be accompanied by any signature guarantees and any other documents required by the Election Notice. Any beneficial owner of shares of common stock whose securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact the registered holder(s) of the shares promptly to instruct the registered holder(s) whether to tender an Election
                         Notice  on  your  behalf.  See  "The  Exchange  Offer -
                         Tendering Election Notices".

The Exchange Warrants    Each Exchange Warrant is exercisable for 3.59662 shares
                         of common  stock at an  exercise  price of $0.1528  per
                         share. The Exchange  Warrants are first  exercisable 12
                         months  following  the date of  issuance.  The Exchange
                         Warrants   terminate   four  years  from  the  date  of
                         issuance, unless earlier terminated (See "Description of Securities - Exchange Warrants").

Delivery of Exchange     The  exchange  agent will deliver the Exchange Warrants
Warrants                 that are issuable upon conclusion of the exchange offer
                         as soon as practicable after the expiration of the exchange offer. See "The Exchange Offer - Delivery of
                         Exchange Warrants."

Certain Tax              In general, shareholders will recognize no gain or loss
Consequences             for  federal  income  tax  purposes  as a result of the
                         exchange  of  shares of common  stock  pursuant  to the
                         exchange  offer.   See  "Certain   Federal  Income  Tax
                         Consequences."

Securities               On November 24, 1999,  there  were 15,288,169 shares of
Outstanding              common  stock  outstanding.  As of March 20, 2000 there
                         were  30,949,273  shares of common  stock  outstanding.
                         Prior to this  exchange  offer,  there  were  4,325,988
                         shares of common stock issuable upon the exercise of existing warrants and options previously issued and unrelated to the exchange offer, and an additional
                         174,285,127 shares of common stock issuable upon the conversion of the Series D Convertible Redeemable
                         Preferred Stock. See "Capitalization" and "Description of Securities."

Eligible Shares          Only  those  shares  of  common stock outstanding as of
                         November   24,   1999,   the   closing   date   of  the
                         Restructuring,  are  eligible  to  participate  in  the
                         exchange  offer.  Shares  of  common  stock  issued  by
                         Silicon   Gaming  after  November  24,  1999,  are  not
                         eligible  to  participate.  See "The  Exchange  Offer -
                         Eligible Shares."

Market Prices            The  common  stock  is  currently  trading  on  the OTC
                         Bulletin Board ("OTCBB") under the symbol 'SGIC.OB'. On
                         April 14, 2000, the last reported sale price for the common stock was $.34375. See "Price Range of Common
                         Stock." Currently,  there is no market for the Exchange
                         Warrants.

Exchange Agent           EquiServe Trust Company, N.A.

Information Agent        Georgeson Shareholder Communications, Inc. Shareholders
                         may contact the information agent at (800) 223-2064, or
                         collect  at  (212)  440-9800,   for  information  about
                         tendering Election Notices.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Neither the Nevada gaming commission, the Nevada state gaming control board, the Mississippi gaming commission, the Colorado limited gaming control commission, the Missouri gaming commission, the New Jersey Casino Control Commission nor any other gaming authority has passed upon the accuracy or adequacy of this Offering Circular or the merits of the exchange offer. Any representation to the contrary is unlawful.

                                    IMPORTANT

     Any beneficial holder of shares of common stock desiring to participate in the exchange offer for all or any portion of his or her shares of common stock should either (i) complete and sign the Election Notice (or a facsimile thereof) in accordance with the instructions in the Election Notice and mail or deliver it, together with any other required documents, to the exchange agent or (ii) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction. YOU DO NOT NEED TO DELIVER YOUR COMMON STOCK CERTIFICATES IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER, YOU NEED ONLY DELIVER THE ELECTION NOTICE. DO NOT SEND ANY ELECTION NOTICES OR COMMON STOCK CERTIFICATES TO SILICON GAMING, INC. ALL ELECTION NOTICES SHOULD BE DELIVERED TO EQUISERVE, THE EXCHANGE AGENT, AT THE ADDRESS SET FORTH ON THE FRONT COVER PAGE.

     Beneficial holders whose shares of common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender an Election Notice. We have not authorized any person to make any recommendation on behalf of us as to whether holders of shares of common stock should tender an Election Notice pursuant to the exchange offer. Georgeson Shareholder Communications has been authorized as the information agent to give information regarding the exchange offer to shareholders. No person has been authorized to make any representations in connection with the exchange offer other than those contained herein or in the Election Notice. If given or made, such recommendation or representations must not be relied upon as having been authorized by us. Neither the delivery of this Offering Circular nor any distribution of securities hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Silicon Gaming, Inc. since the date hereof.

     This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities covered by this Offering Circular, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities by any person in any jurisdiction in which such offer or solicitation would be unlawful.

     We are making this exchange offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), afforded by Section 3(a)(9) thereof. We therefore have made no arrangements for and have no understanding with any broker, dealer, salesman or other person for soliciting tenders of Election Notices. We have retained Equiserve as the exchange agent to help us administer the exchange offer. We have agreed to pay the exchange agent approximately $10,000 plus disbursements for these services, regardless of how many shareholders participate. We have retained Georgeson Shareholder Communications as the information agent to help us administer the exchange offer and to provide information to the holders of common stock. We have agreed to pay the information agent approximately $7,500 plus disbursements for these services, regardless of how many shareholders participate. The information agent has not made and will not make any recommendation to the holders of common stock with respect to whether they should tender an Election Notice in the exchange offer. Officers, directors and regular employees of Silicon Gaming, Inc. may solicit tenders of Election Notices but they will not receive additional compensation therefore.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     We have recently filed our Annual Report on Form 10-K for the year ended December 31, 1999. We encourage you to read our Annual Report, as well as other periodic reports we have filed with the SEC, as they contain important information about us that might be helpful to you in deciding whether or not to participate in the exchange offer.

     You should rely only on the information provided in this Offering Circular, or any supplements to this Offering Circular. We have authorized no one to provide you with different information. This Offering Circular shall not constitute an offer in any state where the offer is not permitted. You should not assume that the information in this Offering Circular or any supplement to this Offering Circular is accurate as of any date other than the date on the front of the document.

                           FORWARD LOOKING STATEMENTS

     THROUGHOUT THIS OFFERING CIRCULAR WE MAKE CERTAIN "FORWARD-LOOKING" STATEMENTS. THESE ARE STATEMENTS ABOUT FUTURE EVENTS, RESULTS OF OPERATION, BUSINESS PLANS AND OTHER MATTERS. WE USE WORDS SUCH AS "EXPECT", "ANTICIPATE", "INTEND" OR OTHER SIMILAR WORDS TO IDENTIFY FORWARD LOOKING STATEMENTS. THESE STATEMENTS ARE MADE BASED ON OUR CURRENT KNOWLEDGE AND UNDERSTANDING. HOWEVER, THERE CAN BE NO ASSURANCES THAT ACTUAL RESULTS WILL BE CONSISTENT WITH THESE STATEMENTS. WE HAVE NO OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS MADE IN THIS OFFERING CIRCULAR.

                                   THE COMPANY

     We engaged in the design, development, production, marketing and sale of interactive, software-based products for the gaming industry. To date we have deployed our product in video-based slot machines that we have designed and developed for use in casinos and other gaming establishments. These machines combine a multimedia gaming platform with the software-based games. We believe our products are more engaging and entertaining than other gaming products currently available and will, as a result, generate increased gaming revenue per device ("win per machine") for the casino operator.

     Our games feature high-quality animation, video clips, digital sound and a level of visual appeal and interactivity that we believe are not met by the current generation of slot machines. To take advantage of these features, our initial products were deployed in a product that featured high resolution video presented across the full surface of a distinctive, large touchscreen display. We are attempting to maximize the entertainment value offered on the video screen by providing multiple levels of achievement within certain games so that, through successful play over a period of time, a player may advance to a bonusing sequence and win additional jackpots. We believe that by utilizing these features and by introducing new game types, it will encourage longer and more frequent periods of play by existing slot machine customers and attract new gaming customers who are seeking greater entertainment value than that offered by the current generation of slot machines. We have also designed our machines with a number of unique player features, such as play stoppage entertainment(TM). In addition, the product's modular components and Machine Management System(TM) software provide easy-to-use diagnostics designed to minimize player inconvenience and machine down time. We currently offer several platforms for our games including Odyssey(TM), a multi-game machine that can play up to six different games on the same machine, Quest, a single-game upright machine, and a traditional slant to machine.

     As of December 31, 1999, we had 4,050 machines installed in approximately 200 properties throughout Connecticut, Iowa, Louisiana, Michigan, Mississippi, Missouri, Nevada, New Mexico, Canada and South America. Of these machines, 3,702 have been sold outright or placed on a revenue-sharing basis. After returns, 348 machines remain installed on a trial basis and the casino operators will be required to purchase the machine outright, participate in our revenue sharing plan or return the machine to us within a defined trial period.

     At December 31, 1999, we had cash and equivalents of $1,877,000. We have incurred operating losses each year since inception and as of December 31, 1999 had an accumulated deficit of $92,035,000 and a deficiency of shareholders' equity of $7,361,000. Prior to March 1997 we were in the development stage and our primary activities were focussed on product development and software coding. Towards the end of 1996 we began manufacturing slot machines for commercial distribution. We sold our first product in May 1997 following completion of a customer evaluation period. Prior to this time we did not generate any revenue from product sales. We have been required to obtain additional financing each year to be able to fund our ongoing operations. Based on historical levels of cash usage, the above factors raise substantial doubt about our ability to continue as a going concern.

     We spent much of 1999 addressing our poor liquidity position, restructuring our balance sheet, and retaining key personnel. The uncertainty surrounding our future, along with the reductions in the workforce, negatively impacted our ability to retain some senior management and some key employees, especially in our engineering and sales organizations. These factors also negatively impacted our sales performance, especially in the second half of 1999 as we were forced to rebuild our sales organization.

     Silicon Gaming, Inc. was incorporated in California on July 27, 1993. Our principal offices are located at 2800 West Bayshore Road, Palo Alto, California 94303. We also maintain sales and support offices in Las Vegas and Reno, Nevada, and in Gulfport, Mississippi, and a manufacturing facility in Las Vegas, Nevada. Our telephone number is (650) 842-9000. You may also visit our website at www.silicongaming.com.

                                 CAPITALIZATION

     On March 20, 2000 there were 30,949,273 shares of common stock outstanding, 39,750 shares of Series D Preferred Stock outstanding, Series E Warrants to purchase 60,870.731 shares of Series E Preferred Stock, and other options and warrants to purchase 4,325,988 shares of common stock. At December 31, 1999, common stock was reserved for issuance as follows:

     Conversion of outstanding shares of Series D Preferred Stock    174,285,127
     Conversion upon exercise of Series E Preferred Stock warrants    60,807,731
     Common stock warrants issued to shareholders of record as of
       November 24, 1999 in connection with the debt restructuring    54,985,667
     Issuable under other stock purchase warrants                        919,443
     Stock Option Plans                                              105,904,165
     Employee Stock Purchase Plans                                       449,483
                                                                     -----------
                                                                     397,351,616
                                                                     ===========

In anticipation of the exchange offer, and as a part of the restructuring completed in November of 1999, on February 7, 2000, we filed a Certificate of Amendment to our Articles of Incorporation increasing the authorized number of shares of common stock from 50,000,000 to 750,000,000. As a result of the amendment, we have approximately 321,699,111 shares of authorized but unissued and unreserved shares of common stock. In addition, we have approximately 6,783,915.3 authorized but unissued and unreserved shares of preferred stock. Authorized but unissued common stock may be issued for such consideration as the board of directors determines to be adequate. Issuance of common stock by could have a dilutive effect on certain shareholders. Shareholders may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock is then trading, if any, and the judgment of the board of directors. Shareholders have no preemptive rights to subscribe for newly issued shares of capital stock. (See "Description of Securities").

                           PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low closing sale prices of our common stock as reported on the OTCBB during each of the quarters in 1998 and 1999. Our common stock currently trades under the symbol "SGIC.OB." In February 1999 our common stock was delisted from the Nasdaq National Market. There is no trading market for the Exchange Warrants and we do not intend to apply for registration of the Exchange Warrants on any securities exchange or national quotation system.

                             Expressed in FRACTIONS

(FISCAL YEAR)                                1998                     1999
--------------------------------------------------------------------------------
                                      High         Low          High         Low
--------------------------------------------------------------------------------
First Quarter                        11 3/16       8 1/4      1 11/16       7/16
SECOND QUARTER                       10 3/8        7 1/2        13/16       5/16
THIRD QUARTER                         9 15/16      3 1/8        19/32       3/16
FOURTH QUARTER                        3 7/8        1 3/8        11/32       5/64
                                     ===========================================

                              Expressed in DECIMALS

(FISCAL YEAR)                                1998                     1999
--------------------------------------------------------------------------------
                                      High          Low         High        Low
--------------------------------------------------------------------------------
First Quarter                        11.1875        8.25       1.6875      .4375
SECOND QUARTER                        10.375        7.50        .8125      .3125
THIRD QUARTER                         9.9375       3.125       .59375      .1875
FOURTH QUARTER                         3.875       1.375       .34375      .0781
                                     ===========================================

                                 DIVIDEND POLICY

     We have never paid cash dividends on our common stock. We presently intend to retain all cash for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the near future. Under the terms and provisions of Amendment No. 2 to the Securities Purchase Agreement dated September 30, 1997, by and between us and B III Capital Partners, LP ("B III"), and the terms and provisions of the Securities Purchase Agreement dated November 24, 1999, by and between us and B III, we may not declare dividends on the common stock without the prior written consent of B III. Under the terms and provisions of the Certificates of Determination for the Series D Convertible Redeemable Preferred Stock ("SERIES D PREFERRED STOCK") and the Series E Convertible Redeemable Preferred Stock ("SERIES E PREFERRED STOCK"), we may not pay dividends on the common stock without the prior written consent of a majority of the holders of the Series D Preferred Stock and the Series E Preferred Stock, and may not pay a dividend on the common stock unless a dividend is first paid on the Series D Preferred Stock and the Series E Preferred Stock in an amount equal to the dividend that would have been paid to each share of preferred stock if such preferred stock had been converted into shares of commons stock.

                        BACKGROUND OF THE EXCHANGE OFFER

     The exchange offer is being conducted as part of a restructuring (the "RESTRUCTURING") we completed on November 24, 1999 with the holders of $47.25 million in aggregate principal amount of outstanding 12.5% Senior Discount Noes (the "SENIOR DISCOUNT NOTES"). The Senior Discount Notes were held entirely by B III Capital Partners, LP ("B III"). The Senior Discount Notes were previously issued in two separate transactions. On September 30, 1997 we issued $30 million in aggregate principal amount of the Senior Discount Notes to B III pursuant to a Securities Purchase Agreement. On July 8, 1998, we issued $17.25 million in aggregate principal amount of the Senior Discount Notes to B III pursuant to Amendment No. 1 to the Securities Purchase Agreement.

     On July 1, 1999, we announced that we would not make the scheduled July 1, 1999 interest payment on our $47.25 million of outstanding Senior Discount Notes, and that we were in negotiations with B III regarding a consensual restructuring, which would possibly include a conversion of the Senior Discount Notes into equity or other securities. As a result of those negotiations, B III agreed to exchange $39.75 million in aggregate principal amount of the Senior Discount Notes and to amend the terms of the remaining $7.5 million in aggregate principal amount of Senior Discount Notes (the "AMENDED NOTES") in exchange for a substantial portion of equity. In addition B III agreed to waive all accrued interest on the $39.75 million in aggregate principal amount of Senior Discount Notes being exchanged in the Restructuring, and to waive all interest on the Amended Notes that had accrued through July 15, 1999. The amount of interest waived was approximately $7.6 million. The Senior Discount Notes represented a substantial portion of the Company's outstanding long-term debt obligations. The board of directors believed that the exchange of the $39.75 million of Senior Discount Notes for equity would greatly enhance the financial viability of the company by reducing our overall debt service obligations.

     In connection with the Restructuring we: (1) issued 39,750 shares of Series D Preferred Stock as well as the Series E Warrant to purchase 60,807.731 shares of Series E Preferred Stock to B III in exchange for the cancellation of $39.75 million in aggregate principal amount of the Senior Discount Notes and interest accrued thereon; (2) amended the terms and provisions of the $7.5 million of Senior Discount Notes that remained outstanding; (3) adopted the Silicon Gaming, Inc. 1999 Long-Term Compensation Plan pursuant to which equity-based incentives will be issued to management and employees; and (4) issued $2 million in aggregate principal amount of 13% Senior Secured Notes (the "NEW NOTES") to B III in consideration for $2 million in immediately available funds.

     The 39,750 shares of Series D Preferred Stock issued to B III are, in the aggregate, convertible into 174,285,127 shares of common stock, or approximately 57% of the outstanding common stock of the Company on a fully-diluted basis as of the closing of the Restructuring. The Series E Warrants issued to B III may be exercised for, in the aggregate, up to 60,807.731 shares of Series E Preferred Stock, which is convertible into up to 60,807,731 shares of common stock. The Series E Warrants are exercisable only to the extent that Exchange Warrants issued in the exchange offer are actually exercised. The Series E Warrants were issued to protect the percentage interest of the equity held by B III in the form of the Series D Preferred Stock from being diluted by the exercise of the Exchange Warrants. For a more detailed description of the terms and provisions of the Series D Preferred Stock, the Series E Preferred Stock, the Series E Warrants and the Exchange Warrants see "Description of Securities."

     As a result of the issuance of the Series D Preferred Stock and the Series E Warrant, and shares of stock and options to purchase shares of common stock that might be issued under the 1999 Long-Term Compensation Plan, the percentage interest of total outstanding shares of common stock held by existing shareholders immediately prior to the Restructuring on a fully-diluted basis was dramatically reduced. The Company is conducting this exchange offer as a means of allowing shareholders the opportunity to recapture some of the dilution that has resulted from the Restructuring. Participating shareholders tendering completed Election Notices prior to the Expiration Date will be issued Exchange Warrants. See "The Exchange Offer" starting on page 11.

     The maximum number of Exchange Warrants to be issued is 15,288,169. The Exchange Warrants, in the aggregate, may be exercised for 54,985,734 shares of common stock.

     Also as a part of the Restructuring, the number of members of the board of directors was reduced to three. Mr. William Hart, Mr. Kevin R. Harvey and Mr. Thomas J. Volpe resigned as members of the board of directors effective November 24, 19999, and Mr. Stanford Springel and Mr. Robert Reis became members of the board of directors.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We are hereby offering to exchange a unit consisting of one share of common stock and a warrant (an "EXCHANGE WARRANT") to purchase 3.59662 shares of common stock for each share of common stock eligible to participate. Participating shareholders will not be required to tender their physical share certificates. The shares of common stock participating will remain outstanding and the participating shareholders will receive the Exchange Warrants. Participating shareholders will only be required to tender a Notice of Election to Participate (the "ELECTION Notice").

PURPOSE OF THE EXCHANGE OFFER

     The primary purpose of the exchange offer is to allow certain shareholders the opportunity to recapture some of the dilution that has resulted from the Restructuring.

ELIGIBLE SHARES

     Throughout this Offering Circular we refer to "eligible shares." Eligible shares are those shares of common stock outstanding as of November 24, 1999, the closing date of the Restructuring. Shares of common stock issued by Silicon Gaming after November 24, 1999, are not eligible to participate. Since November 24, 1999, we have issued approximately 15,661,104 shares of common stock. 15,657,490 shares of common stock were sold to two of our officers on November 24, 1999 and those officers' shares are not eligible to participate in the exchange offer. The remaining approximately 3,614 shares of common stock issued since November 24, 1999, are also not eligible to participate. If you did not acquire your shares directly from us through part of an employee stock purchase plan or stock option plan, or from the exercise of a warrant or option exercised after November 24, 1999, your shares are eligible to participate in the exchange offer.

PARTICIPATING SHARES

     Throughout this Offering Circular, we refer to "Participating Shares." We use this term to mean the shares of common stock held by a participating holder of common stock that such holder elects to tender in the exchange offer. Holders are not required to tender all of their shares of common stock in the exchange offer. For example, a participating holder might hold 10,000 shares of commons stock, but might elect to tender only 5,000 of those shares. The 5,000 shares of common stock tendered in the exchange offer are referred to as the "Participating Shares."

PROCEDURES FOR TENDERING ELECTION NOTICES

     The acceptance by a shareholder of the exchange offer pursuant to one of the procedures set forth below will constitute an agreement between such shareholder and Silicon Gaming, Inc. in accordance with the terms and subject to the conditions set forth in this Offering Circular and in the Election Notice.

     To validly tender an Election Notice pursuant to the exchange offer, the shareholder must either (i) deliver, and not withdraw, a properly completed and duly executed Election Notice and any other documents required by the Election Notice, to the exchange agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, or (ii) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction.

     Nominees or other record holders of shares of common stock that hold shares of common stock for more than one beneficial owner are entitled to make multiple elections pursuant to the Election Notice that reflect the election of each of the beneficial owners for whom they are holding common stock. To make such multiple elections, nominees or other record holders should properly complete the applicable table in the Election Notice. NO SHARES OF COMMON STOCK OR ELECTION NOTICES SHOULD BE SENT TO SILICON GAMING, INC.

     All signatures on a Election Notice or a notice of withdrawal must be guaranteed by an eligible institution unless the Election Notice is tendered (i) by a record holder who has not completed the box entitled "Special Issuance

Instructions" or "Special Delivery Instructions" on the relevant Election Notice or (ii) for the account of an eligible institution. If Participating Shares are registered in the name of a person other than the signer of an Election Notice, then evidence must be submitted that the Participating Shares were endorsed by the record holder, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to us duly executed by the record holder, with the signature guaranteed by an eligible institution. If signatures on an Election Notice are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or a correspondent in the United States, a credit union, a savings association or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each of which is an "eligible institution").

     The method of delivery of Election Notices and all other required documents to the exchange agent is at the election and risk of the participant, but, if sent by mail, registered mail with return receipt requested, properly insured, is recommended.

     Unless the Election Notices being tendered are deposited with the exchange agent prior to the Expiration Date, we may, at our opinion, reject such tender. Issuance of Exchange Warrants will be made only against properly tendered Election Notices. If less than all the shares of commons stock held by a participant are Participating Shares, the participant should fill in the number of Participating Shares in the appropriate box on the relevant Election Notice. All shares of common stock held by any participant tendering an Election Notice with the exchange agent will be deemed to be Participating Shares unless otherwise indicated.

     Participants who are not record holders of, and who seek to tender, Participating Shares should (i) obtain a properly completed Election Notice from the record holder with signatures guaranteed by an eligible institution, or (ii) obtain and include with the relevant Election Notice evidence of a properly endorsed transfer by the registered holder or a properly completed stock power from the record holder, with signatures on the endorsement or power guaranteed by an eligible institution or (iii) effect a record transfer of such shares of Participating Shares and comply with the requirements applicable to record holders for tendering Participating Shares prior to the Expiration Date.

     Each tendering participant must complete the Substitute Form W-9 provided in the Election Notice and either (i) provide his or her correct taxpayer identification number (social security number, for individuals) and certify that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (A) the participant has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the participant that he is no longer subject to backup withholding or (ii) provide an adequate basis for exemption from backup withholding. Participants who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the Internal Revenue Service and may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross receipts from the sale of, Exchange Warrants or shares of common stock received upon exercise of the Exchange Warrants. Exempt participants (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign participants may be required to provide a Form W-8 or Form 1001 in order to avoid or reduce withholding tax.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Election Notices will be determined by Silicon Gaming, Inc. in our sole discretion. Our determination will be final and binding. All participating shareholders, by execution of the Election Notice (or facsimile thereof), waive any right to receive notice of the acceptance of the Election Notices. We reserve the absolute right to reject any and all Election Notices not properly tendered or any Election Notices our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular Election Notices. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Election Notice) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Election Notices must be cured within such time as we shall determine. Neither we, the exchange agent or the information agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Election Notices, nor shall any of us incur any liability for failure to give such notification. Tenders of Election Notices will not be deemed to have been made until such defects or irregularities have been cured to our satisfaction or waived. Any Election Notices received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering participants as soon as practicable following the Expiration Date. The exchange agent has no fiduciary duties to the participants in the exchange offer and is acting solely on the basis of our directions.

ACCEPTANCE OF ELECTION NOTICES

     The acceptance for participation of Election Notices validly tendered and not withdrawn and delivery of the Exchange Warrants will be made as promptly as practicable after the Expiration Date. We expressly reserve the right to delay acceptance of any of the Election Notices or terminate the exchange offer and not accept Election Notices not already accepted if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied or waived by us. We will be deemed to have accepted validly tendered Exchange Notices if, as and when we give oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of Exchange Warrants will be made by the exchange agent as soon as practicable after the Expiration Date. The exchange agent will act as agent for the participants for the purposes of receiving Exchange Warrants from us and transmitting the Exchange Warrants to the participants. Election Notices tendered and not accepted by us, if any, will be returned without expense to the tendering shareholder as promptly as practicable following the Expiration Date.

DELIVERY OF EXCHANGE WARRANTS

     The  exchange  agent  will  deliver  the  Exchange   Warrants  as  soon  as
practicable after the Expiration Date.

WITHDRAWAL RIGHTS

     Tenders of Election Notices are irrevocable, except that tendered Election Notices may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Participants who wish to exercise their right of withdrawal must give notice of withdrawal in writing. This notice must be timely received by the exchange agent at one of the addresses set forth below under "Exchange Agent" in accordance with the method of delivery. Any such notice of withdrawal must specify the name of the person who tendered an Election Notice to be withdrawn and the number of Participating Shares to be withdrawn. A notice of withdrawal must be signed by the record holder in the same manner as the original signature on the Election Notice (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Participating Shares.

     Any permitted withdrawals of tenders of Election Notices may not be rescinded, and any Election Notices withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawn Election Notices may be re-tendered by following the procedures for tendering Election Notices described in this Offering Circular at any time on or before the Expiration Date.

     All questions as to validity, form and eligibility (including time of receipt) of the notice of withdrawal will be determined by us in our sole discretion. Our determination will be final and binding. Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of defects or irregularities in any notice of withdrawal, nor shall any of us incur any liability for failure to give any such notification. Withdrawal of Election Notices will not be deemed to have been made until such defects or irregularities have been cured to our satisfaction.

EXCHANGE AGENT

     EquiServe Trust Company, N.A. will act as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the Election Notice should be addressed to the exchange agent as follows:

       BY MAIL                       BY HAND               BY OVERNIGHT CARRIER
      EquiServe               Securities Transfer &             EquiServe
  Corporate Actions             Reporting Services       Attn: Corporate Actions
     PO Box 8029                  C/O EquiServe              150 Royall Street
Boston, MA 02266-8029     100 William's Street, Galleria     Canton, MA 02021
                                New York, NY 10038

INFORMATION AGENT

     Georgeson Shareholder Communications Inc. will act as the information agent for the exchange offer. The information agent will help us administer the exchange offer and will answer questions and provide information to participants with respect to the exchange offer. The information agent is not authorized, and will not make, any recommendation to participants with respect to whether they should tender Election Notices. The information agent may be contacted as follows:

                              GEORGESON
                              SHAREHOLDER
                              COMMUNICATIONS INC.
                              17 State  Street - 10th Floor
                              New York, New York 10004
                              Toll-Free (800) 223-2064

EXPIRATION DATE; EXTENSIONS

     The exchange offer will expire at 5:00 p.m., New York City time, on May 19, 2000, unless extended. We reserve the right to extend the exchange offer at our discretion, in which event the Expiration Date shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension prior to the Expiration Date. This notice will specify the date and time to which the exchange offer has been extended and may be given to the exchange agent by facsimile or orally, if confirmed in writing prior to 9:00 a.m. on the next business day. During any extension, all Election Notices previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to the right of a tendering participant to withdraw his Election Notices in accordance with the procedures described above under "Withdrawal Rights."

     Any extension of the Expiration Date will be followed as soon as practicable, but in no event later than 9:00 a.m., New York City time, on the second business day after the previously scheduled Expiration Date, by public announcement, and any amendment of the exchange offer will be followed as soon as practicable by public announcement. Without limiting the manner by which we may choose to make such public announcement, we shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If we decide to waive, modify or amend a material provision of the exchange offer, we may do so at any time, or from time to time, provided that we give notice thereof in the manner specified above and extend the exchange offer to the extent required by the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). With respect to the percentage of the class of securities being sought or a change in the consideration offered, Rule 13e-4(f)(1) under the Exchange Act generally requires that a tender offer remain open for at least 20 business days from the date that notice of the change is first published or sent or given to security holders. The minimum period during which an offer must remain open following other material changes in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. Any amendment to the exchange offer will apply to all eligible shares of common stock and all Election Notices, regardless of when or in what order the Election Notices are tendered. The term "business day" means a day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we may cancel, modify or terminate the exchange offer and are not required to accept any Election Notices pursuant to the exchange offer if before the expiration of the exchange offer:

     (i) there shall be pending, instituted or threatened, any legal action or administrative proceeding before any court or government agency, by any government agency or any other person prohibiting, restricting or delaying the exchange offer;

     (ii) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any governmental authority, which would prohibit or materially restrict or delay consummation of the exchange offer; or

     (iii) there shall have occurred (and the adverse effect of such occurrence will be continuing) (a) any general suspension of, or limitation on prices for trading on, the other over-the-counter markets, (b) a declaration of a banking moratorium by United States or New York authorities, or (c) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States of America which could reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the exchange offer.

     In the event that we terminate the exchange offer pursuant to any of the conditions set forth above, the exchange agent will promptly return any tendered Election Notices to the participants.

EXPENSES

     We will not make any payments to any brokers, dealers or persons for soliciting Election Notices. We will, however, pay the exchange agent a $10,000 fee for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to pay the information agent a fee of approximately $7,500 plus disbursements for its services and to reimburse the information agent for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of eligible shares of common stock and in handling or forwarding tenders on behalf of their customers. We will also pay all legal, accounting, printing, listing, filing and other similar fees and expenses relating to the exchange offer.

                      RISKS RELATING TO THE EXCHANGE OFFER

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS OFFERING CIRCULAR BEFORE ELECTING TO PARTICIPATE IN THE EXCHANGE OFFER.

NON-PARTICIPANTS MIGHT BE ECONOMICALLY DISADVANTAGED.

     Shareholders who elect not to participate in the exchange offer may be economically disadvantaged. Shareholders who elect to participate in the exchange offer will receive one warrant to purchase 3.59662 shares of common stock at an exercise price of $0.1528 per share for each Participating Share. The Exchange Warrants are first exercisable 12 months following the date of issuance. The Exchange Warrants terminate four years from the date of issuance, unless earlier terminated (See "Description of Securities - Exchange Warrants"). The exercise of the Exchange Warrants could dilute the percentage ownership of shareholders who did not elect to participate in the exchange offer, as well as shareholders who did participate in the exchange offer but elect not to exercise their Exchange Warrants.

THE MORE PARTICIPANTS WHO RECEIVE EXCHANGE WARRANTS IN THE EXCHANGE OFFER, THE GREATER THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK THE SERIES E WARRANT ISSUED TO B III BECOMES EXERCISABLE FOR, WHICH, IF EXERCISED AND SUBSEQUENTLY CONVERTED INTO SHARES OF COMMON STOCK, WOULD RESULT IN DILUTION OF THE OWNERSHIP INTERESTS OF THE HOLDERS OF THE COMMON STOCK.

     As a part of the Restructuring, we issued the Series E Warrant to B III. To the extent that the Exchange Warrants are exercised the Series E Warrant becomes exercisable. The Series E Warrant entitles the holder to purchase up to 60,807.731 shares of Series E Preferred Stock at an exercise price of $.01 per share. Each share of Series E Preferred Stock may be converted into 1,000 shares of common stock. The Series E Preferred Stock may be converted into shares of common stock without the payment of any additional consideration by the holders. The purpose of the issuance of the Series E Warrants was to protect the percentage interest of the equity held by B III in the form of the Series D Preferred Stock from being diluted by the exercise of the Exchange Warrants issued in the exchange offer. (See "Description of Securities - Series E Preferred Stock"). The conversion of Series E Preferred Stock would have a dilutive effect on the holders of common stock.

WE ARE ISSUING THE EXCHANGE WARRANTS IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, ARE NOT REGISTERING THE EXCHANGE WARRANTS, AND MIGHT NOT REGISTER THE SHARES OF COMMON STOCK UNDERLYING THE EXCHANGE WARRANTS UNTIL 12 MONTHS AFTER THE ISSUANCE OF THE EXCHANGE WARRANTS.

     The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We are relying on responses given by the Division of Corporation Finance of the Securities Exchange Commission in matters similar to this exchange offer. Because the common stock outstanding that is eligible to participate in the exchange offer has been registered under the Securities Act, the Exchange Warrants issued as part of the exchange will not be considered "restricted securities." However, the Exchange Warrants issued in the exchange offer and the shares of common stock underlying the Exchange Warrants are not registered. We do not intend to register the Exchange Warrants. We do intend to register the shares of common stock underlying the Exchange Warrants but not at any time during the first twelve months following their issuance. We do intend to apply for the Exchange Warrants to be listed or traded on any securities exchange or national quotation system.

                               OTHER RISK FACTORS

     THE FOLLOWING ADDITIONAL RISK FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS OFFERING CIRCULAR BEFORE ELECTING TO PARTICIPATE IN THE EXCHANGE OFFER.

WE MIGHT BE UNABLE TO CONTINUE OPERATING AS A GOING CONCERN

     We have received a report from our independent auditors that includes an explanatory paragraph regarding uncertainty as to our ability to continue as a going concern. The factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern are our recurring losses from operations and shareholders' deficiency. We may incur losses for the foreseeable future due to the significant costs associated with the development, manufacturing and marketing of our products and due to the continued research and development activities that will be necessary to further refine our technology and products and to develop products with additional applications.

WE HAVE NEVER MADE A PROFIT AND MIGHT NEVER BECOME PROFITABLE.

     Since our inception on July 27, 1993, we have never made a profit. For the fiscal years ended December 31, 1996, 1997, 1998 and 1999 our net loss was $13,634,000, $22,986,000, $37,670,000, and $11,765,000 respectively. The significant decrease in net loss for the year ended December 31, 1999 was due to a $12.3 million extraordinary gain recorded on the cancellation of debt in conjunction with the financial Restructuring in November 1999 as well as efforts to reduce the operating expenses in early 1999. As of December 31, 1999 we had an accumulated deficit of $92,035,000 and a deficiency of shareholders' equity of $7,361,000. There can be no assurance that we will ever become profitable.

THE TRADING MARKET FOR OUR SHARES OF COMMON STOCK IS LIMITED AND IS EXTREMELY VOLATILE.

     Our shares of common stock are traded on the OTC Bulletin Board ("OTCBB"). As of April 13, 2000 the OTCBB reports that there are 11 active market makers of our common stock. Five of the eleven market makers have accounted for approximately 79% of the trading in our common stock year to date. In order to trade shares of our common stock you must use one of these 11 market makers, unless you trade your shares in a private transaction. The average daily trading volume, as reported by the OTCBB as of April 14, 2000 was 110,772 shares. However, in the ninety days prior to April 14, 2000 the actual trading volume ranged from a low of 11,400 shares of common stock to a high of 418,800 shares of common stock. This low trading volume means there is limited liquidity in our shares of common stock. These factors result in a limited trading market for our common stock. In addition, the price of our common stock as traded on the OTCBB is extremely volatile. During the ninety days prior to April 14, 2000, the percentage difference between the daily low and high price of our common stock as traded on the OTCBB ranged from a low of 0% to a high of 166%, and routinely varied by 25% or more. The variances in our share price occurring on a daily basis make it extremely difficult to forecast with any certainty the price at which you might be able to buy or sell your shares of our common stock

OUR SHARES ARE CONSIDERED "PENNY STOCK" AND PURCHASES OF OUR COMMON STOCK ARE SUBJECT TO REGULATION UNDER THE SECURITIES ACT OF 1934.

     Our securities were delisted from Nasdaq in February of 1999 and are currently subject to the "penny stock" Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors". The SEC has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations.

THE SERIES D AND SERIES E PREFERRED STOCK CONTAIN RESTRICTIVE COVENANTS THAT LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS INCLUDING PAYING DIVIDENDS OR EFFECTING A CHANGE OF CONTROL.

     So long as at least 100 shares of Series D Preferred Stock or Series E Preferred Stock remain outstanding, without the prior written consent of the then holders of a majority of the outstanding shares of each of the Series D Preferred Stock and Series E Preferred Stock, we are restricted from, among other actions:

     (1)  issuing any dividends on our outstanding securities;

     (2) issuing any capital stock or debt with a preference to, or pari passu with, the Series D Preferred Stock, the Series E Preferred Stock, the outstanding Senior Discount Notes or the New Notes;

     (3)  issuing  any  additional   capital  stock  other  than  capital  stock
          contemplated by the Restructuring; or

     (4) merging or consolidating with any other entity, or entering into any transaction that would constitute or have the effect of a change of control.

These restrictions limit our ability to obtain additional financing and could delay, defer, or prevent a change in control.

UNDER THE RESTRUCTURING AGREEMENT WE ENTERED INTO WITH B III CAPITAL PARTNERS LP, WE MAY BE REQUIRED TO DISCONTINUE CONDUCTING BUSINESS IN JURISDICTIONS IN WHICH B III IS REQUIRED TO COMPLY WITH GAMING RULES AND REGULATIONS BUT ELECTS NOT TO SO COMPLY.

     The Restructuring Agreement, dated November 24, 1999, by and between us and B III, contains a provision that grants B III the right to require us to discontinue conducting business in certain jurisdictions. Under that provision, if B III is required to apply for a gaming approval, which includes licensure, qualification, or a finding of suitability, B III may request that we withdraw from that jurisdiction and not sell our products or otherwise conduct business in that jurisdiction in any manner that would require B III to be required to apply for a gaming approval in that jurisdiction. If this were to happen, under the terms of the restructuring agreement, we have agreed that we will not seek any remedy against B III for its failure or refusal to apply for a gaming approval. This same provision could also limit our ability to enter into new markets in which B III would be required to obtain a gaming approval, but elects not to. The withdrawal from any jurisdiction in which we currently conduct business and our inability to enter new markets could have a material adverse affect on our business and financial condition.

THE RESTRUCTURING HAS GENERATED CONCERN AMONG OUR CUSTOMERS AND SUPPLIERS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Public disclosure of the fact that we were negotiating with B III to restructure our outstanding obligations because we would not be able to make our interest obligations on our outstanding Senior Discount Notes as of July 1999, caused concern among our suppliers and purchasers of our products. We believe this concern has caused some potential customers to delay or decide against purchasing our products, and for existing clients to delay or decide against purchasing additional products, because they believe we may not be in business in the near term to provide them with assistance and support services for our products. We believe this has adversely affected our business and financial condition. There can be no assurance that the restructuring has minimized or in any way ameliorated the concerns of our suppliers and purchasers.

WE MIGHT NOT BE ABLE TO FUND OUR  CAPITAL  REQUIREMENTS  BEYOND THE FISCAL  YEAR
2000.

     We believe that our cash and cash equivalents and short-term investments will be sufficient to fund our capital and operating requirements through the end of fiscal year 2000. However, we may be required to seek additional financing following such time. There can be no assurance that we will be able to obtain such financing, or that, if we are able to obtain such financing, we will be able to do so on satisfactory terms or on a timely basis. If we raise additional funds through the issuance of equity, convertible debt or similar securities, shareholders may experience substantial dilution, and such securities may have rights or preferences senior to those of common stock. In addition, we must first obtain the prior written consent of B III in order to issue additional securities, which consent they may withhold at their sole discretion. (See "Description of Securities"). Moreover, if adequate funds are not available to satisfy our short-term or long-term capital requirements, we may be required to limit or discontinue our revenue sharing plan, scale back our product roll-out, or limit our operations significantly. Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can continue to introduce our products, the market acceptance and competitive position of our products, the extent to which the customers choose the revenue participation plan, the response of competitors to the products and our ability to satisfy the corporate licensing and product licensing requirements in various jurisdictions.

OUR CURRENT CAPITALIZATION COULD DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.

     On February 7, 2000 we filed a Certificate of Amendment to our Articles of Incorporation increasing the authorized number of shares of common stock from 50,000,000 to 750,000,000. As a result of the amendment, we have approximately 321,699,111 shares of authorized but unissued and unreserved shares of common stock. In addition, we have approximately 6,783,915.3 authorized but unissued and unreserved shares of preferred stock. Authorized but unissued common stock may be issued for such consideration as the board of directors determines to be adequate. Issuance of common stock could have a dilutive effect on certain shareholders. Shareholders may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock is then trading, if any, and the judgment of the board of directors. Shareholders have no preemptive rights to subscribe for newly issued shares of our capital stock. Having a substantial number of authorized and unreserved shares of common stock and preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock of. Management could use the additional shares or resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders. This could delay, defer, or prevent a change in control.

OUR OUTSTANDING SHARES OF SERIES D PREFERRED STOCK, IF CONVERTED, COULD DILUTE THE OWNERSHIP INTERESTS OF THE HOLDERS OF THE COMMON STOCK.

     Subject to certain restrictions, the holders of the Series D Preferred Stock may elect to convert all or any portion of their shares into shares of common stock. The Series D Preferred Stock is convertible into shares of common stock at a conversion price of approximately $0.2145 per share. The holders do not need to pay any additional consideration in order to convert their shares. The 39,750 shares of Series D Preferred Stock outstanding are convertible into 174,285,127 shares of common stock. (See "Description of Securities - Series D Preferred Stock"). The conversion of the Series D Preferred Stock could have a dilutive affect on the holders of common stock.

WE MIGHT NOT BE ABLE TO SUCCESSFULLY CHALLENGE OUR COMPETITORS IN THE GAMING MACHINE INDUSTRY.

     The gaming machine industry is characterized by intense competition that is based on, among other things, a device's ability to generate win per machine through product appeal to players, and knowledge of customer requirements such as ease of use, quality of service, support and training, distribution, name recognition and price. In recent years, the gaming machine market has been dominated by International Game Technology ("IGT"). Because of its extensive market presence, distribution capacity, player acceptance and financial, technological and other resources, IGT represents formidable competition. Several other companies, including Bally Gaming International, Inc., are established in, or are seeking to enter, the gaming machine business. Companies in historically unrelated industries, such as Sega Enterprises Ltd., have technological resources that could offer them a competitive advantage in developing multimedia-based gaming machines. In general, our existing competitors, as well as many potential new competitors, might have significantly greater financial and technical resources, as well as more established customer bases and distribution channels, any of which could afford them a competitive advantage in developing multimedia-based gaming machines. Any success we might have may benefit existing competitors and induce new competitors to enter the market. In the face of such competition, there can be no assurance that we will be a successful competitor in the gaming machine industry.

WE COULD LOSE KEY PERSONNEL TO COMPETITORS OR OTHER INDUSTRIES WHICH COULD DRAMATICALLY IMPACT OUR ABILITY TO CONTINUE OPERATIONS.

     Our success depends to a great extent on the management efforts of our officers and other key personnel and on our ability to attract new key personnel and retain existing key personnel. In particular, we depend on our officers who are currently qualified, licensed or found suitable in the gaming jurisdictions in which we operate, and our software engineers, programmers and designers who create, maintain and service our products. Competition is intense for highly skilled product development employees in particular. There can be no assurance that we will be successful in attracting and retaining such personnel or that we can avoid increased costs in order to do so. We are also faced with the possibility of losing key employees because of a perceived lack of job security. Our officers and key employees are not bound by noncompetition agreements that extend beyond their employment with us, and there can be no assurance that employees will not leave or compete against us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on operating results and financial condition. We currently maintain a "key-man" life insurance policy in the amount of $3 million on the life of Andrew S. Pascal, the President and Chief Executive Officer of Silicon Gaming, Inc.

WE FACE LITIGATION AND LIMITED PROTECTION PROBLEMS WITH THE PROPRIETARY INTELLECTUAL PROPERTY WE RELY ON FOR OUR PRODUCTS.

     We regard our products as proprietary and rely primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that we will be able effectively to protect our technology from misappropriation by competitors. In addition, the protections offered by trademark, copyright and trade secret laws would not prevent a competitor from designing games having appearance and functionality that closely resemble our games. At present, our principal proprietary technology consists of our game authentication algorithm, which is designed to prevent tampering with the game software that is resident in our products, and our random number generator algorithm, which determines the outcome of each gaming proposition. While we believe that these algorithms are unique at present, there can be no assurance that a competitor will not succeed in developing an authentication algorithm or a random number generator algorithm that performs as well as, or better than, ours. Moreover, although we applied for and received certain patents and trademarks, there can be no assurance that such patents and trademarks will not be successfully challenged in future litigation.

     As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. We have already faced claims of infringement and have also instituted proceedings against others we believed were infringing on our intellectual property rights. For example, in March 2000 we were served papers in connection with a patent infringement lawsuit filed against it and one other slot machine manufacturer by IGT. IGT is alleging infringement of a patent issued to IGT in September 1999 entitled "Game Machine and Method Using Touch Screen". We are presently unable to determine the financial impact, if any, of this litigation. Any present or future claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on our business, operating results and financial condition.

THE TECHNOLOGY WE USE IN OUR PRODUCTS IS CHANGING RAPIDLY AND WE MAY NOT BE ABLE TO TAKE ADVANTAGE OF THESE CHANGES.

     Our products utilize hardware components that have been developed primarily for the personal computer and multimedia industries. These industries are characterized by rapid technological change and product enhancements. Our ability to remain competitive and retain any technological lead may depend in part upon our ability to continually develop new slot machine games that take full advantage of the technological possibilities of state-of-the-art hardware. Should any of our current or potential competitors succeed in developing a competing software-based gaming platform, that competitor could be in a position to outperform us in our ability to exploit developments in microprocessor, video or other multimedia technology. The emergence of a suite of slot machine games that is superior to ours in any respect could substantially diminish product sales and thereby have a material adverse effect on our operating results and financial condition.

THE SERIES D AND SERIES E PREFERRED STOCK HAVE A LIQUIDATION PREFERENCE TO THE COMMON STOCK.

     In connection with the restructuring, we issued 39,750 shares of Series D Preferred Stock, and a warrant to purchase 60,807.731 shares of Series E Preferred Stock B III. In the event of bankruptcy, liquidation or reorganization of the company or certain other events, our assets will be available to redeem the Series D Preferred Stock and Series E Preferred Stock prior to any payment to holders of common stock, and there might not be sufficient assets remaining to pay any amounts to such holders of common stock.

THE SLOWING TREND IN OPENING NEW CASINOS AND NEW GAMING OPPORTUNITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     Growth in demand for slot machines historically has been driven by the opening of new casinos, including casinos in jurisdictions where gaming has recently been legalized. However, in recent years, the legalization of gaming in new jurisdictions has been significantly reduced; therefore, demand based on new openings will be largely limited to new projects in existing markets. There can be no assurance that the slot machine industry will sustain the rate of growth that occurred in the first half of the 1990s.

WE ARE SUBJECT TO NUMEROUS GAMING AND LICENSING CONTROL REGULATIONS AND UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW, YOU, AS A SHAREHOLDER, MAY BE SUBJECT TO QUALIFICATION OR LICENSING IF YOU HOLD VOTING STOCK OF SILICON GAMING.

     In most jurisdictions, any beneficial owner of our common stock is subject, at the discretion of the gaming regulatory authorities of those jurisdictions in which we operate or seek to operate, to being required to file applications with gaming regulatory authorities, be investigated and found suitable or qualified as such. In addition, shareholders whose holdings of common stock exceed certain designated percentages are subject to certain reporting and qualification requirements imposed by state and federal gaming regulators and, any shareholder, if found to be unsuitable, may be required to dispose of its holdings of common stock. (See "Gaming Regulations and Licensing")

                         GAMING REGULATION AND LICENSING

     In most jurisdictions, any beneficial owner of our common stock is subject on a discretionary basis to being required to file applications with gaming regulatory authorities, be investigated and found suitable or qualified as such. In addition, shareholders whose holdings of common stock exceed certain designated percentages are subject to certain reporting and qualification requirements imposed by state and federal gaming regulators and, any shareholder, if found to be unsuitable, may be required to immediately dispose of its holdings of common stock. We currently operate in several jurisdictions that have their own independent set of rules and regulations, including, but not limited to, Nevada, New Jersey, Missouri, Mississippi, Louisiana, Iowa, Indiana, and others. In most of the jurisdictions in which we operate, we must obtain a registration, license, approval or finding of suitability, or equipment approval before we can offer gaming devices for sale to licensed gaming operations within those jurisdictions. The licensing process usually involves the licensing or approval of certain officers, directors, and shareholders of the corporation, and approval of the specific product that we want to offer for sale. In addition, we must often apply for prior approval from the various gaming jurisdiction authorities for any significant corporate activities, such as mergers, acquisitions, changes of control or sales of our securities and assets.

     FEDERAL REGULATION. The Federal Gambling Devices Act of 1962 (the "FEDERAL GAMBLING ACT") makes it unlawful, in general, for a person to manufacture, deliver, or receive gaming machines, gaming machine type devices and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. We are required to register and renew our registration annually. We have complied with such registration requirements. In addition, various record keeping equipment identification requirements are imposed by the Federal Gambling Act. Violation of the Federal Gambling Act may result in seizure and forfeiture of the equipment, as well as other penalties.

     NATIVE AMERICAN GAMING. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, the Indian Gaming Regulatory Act of 1988 ("IGRA"), which is administered by the National Indian Gaming Commission (the "NIGC") and the Security of the U.S. Department of the Interior, and also may be subject to the provisions of certain statutes relating to contracts with Native American tribes, which are administered by the U.S. Department of the Interior. As a precondition to gaming involving gaming machines, IGRA requires that the tribe and the state have entered into a written agreement (a "tribal-state compact") that specifically authorizes such gaming, and that has been approved by the U.S. Department of the Interior, with notice of such approval published in the Federal Registrar. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state and/or the tribe and some impose background check requirements on the officers, directors, and shareholders of gaming equipment supplies. Under IGRA, tribes are required to regulate all commercial gaming under ordinances approved by the NIGC. Such ordinances may impose standards and technical requirements on gaming hardware and software, and may impose registration, licensing and background check requirements to gaming equipment suppliers and their officers, directors, and shareholders.

     APPLICATION OF FUTURE OR ADDITIONAL REGULATORY REQUIREMENTS. In the future, we intend to seek the necessary registrations, licenses, approvals and findings of suitability for us, our products and our personnel in other U.S. and foreign jurisdictions in which we identify significant sales potential for our product. However, there can be no assurance that such registrations, licenses, approvals or findings of suitability will be obtained and will not be revoked, suspended or conditioned or that we will be able to obtain the necessary approvals for our future products as they are developed in a timely manner, or at all. If a registration, license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in the respective jurisdiction or may be required to sell our product through other licensed entities at a reduced profit.

                        BUSINESS OF SILICON GAMING, INC.

     We are engaged in the design, development, production, marketing and sale of interactive, software-based products for the gaming industry. To date we have deployed our products in video-based slot machines that we have designed and developed for use in casinos and other gaming establishments. These machines combine a multimedia gaming platform with the software-based games. We believe our products are more engaging and entertaining than other gaming products currently available and will, as a result, generate increased gaming revenue per device ("win per machine") for the casino operator.

     Our games feature high-quality animation, video clips, digital sound and a level of visual appeal and interactivity that we believe is not met by the current generation of slot machines. To take advantage of these features, our initial products featured high resolution video presented across the full surface of a distinctive, large touchscreen display. We are attempting to maximize the entertainment value offered on the video screen by providing multiple levels of achievement within certain games so that, through successful play over a period of time, a player may advance to a bonusing sequence and win additional jackpots. We believe that, by utilizing these features, our products will encourage longer and more frequent periods of play by existing slot machine customers and attract new gaming customers who are seeking greater entertainment value than that offered by the current generation of slot machines. We have also designed our machines with a number of unique player features, such as play stoppage entertainmentTM. In addition, our product's modular components and Machine Management SystemTM software provide easy-to-use diagnostics designed to minimize player inconvenience and machine down time. We currently offer several platforms for our games, including ODYSSEYTM, a multi-game machine that can play up to six different games on the same machine, QUEST, a single-game upright machine, and a traditional slant top machine. We were granted product approval for ODYSSEY from the Nevada Gaming Commission in March 1997, allowing us to commence commercial distribution of our products. We typically place machines in casinos for an evaluation period prior to sale, consistent with industry practice. We sell machines outright to casinos and also place machines in casinos and receive a predetermined percentage of the net win per machine. We also sell new game titles periodically to existing customers that allows customers to update their products.

     As of December 31, 1999, we had 4,050 machines installed in approximately 200 properties throughout Connecticut, Iowa, Louisiana, Michigan, Mississippi, Missouri, Nevada, New Mexico, Canada and South America. Of these machines, 3,702 have been sold outright or placed on a revenue-sharing basis. After returns, 348 machines remain installed on a trial basis and the casino operators will be required to purchase the machine outright, participate in our revenue sharing plan or return the machine to us within a defined trial period.

INDUSTRY BACKGROUND

     According to industry sources, casino gaming revenue in the United States in 1993, 1994, 1995, 1996, 1997 and 1998 was approximately $12.6 billion, $14.0 billion, $18.0 billion, $22.4 billion, $25.8 billion and $28.1 billion, respectively, and continued growth was forecast for 1999 and 2000. Slot machines, video gaming machines and similar devices are the dominant source of gaming revenue for casino operators in most U.S. markets. Slot revenue as a percentage of total gaming revenue in 1999 was 64% in Nevada and 71% in Atlantic City. Jurisdictions where gaming has been legalized more recently have reported similar statistics. For example, in 1999, slot machines accounted for 76% of casino revenue in Indiana. In addition to constituting the largest portion of gaming revenue, slot revenue is more profitable than table games for casino operators, because slot machines require much lower labor costs.

     We believe that slot machines offer their owners an attractive return on investment. In 1998, the average win per machine per day, defined as the average amount of money wagered on a machine less the average jackpot payoffs, on the Las Vegas Strip was $101. A new slot machine from a major manufacturer, equipped with player tracking and slot accounting software, costs approximately $8,000 and generally has a useful life that can exceed five years. At this price, a new slot machine earning the Las Vegas Strip average would recoup its purchase price in 79 days. While certain markets have lower average wins per day than the Las Vegas Strip, many other markets have win per day figures that are significantly higher. For example, in 1998, Harrahs Marina Hotel & Casino in Atlantic City reported win per machine per day of $255 and Harrah's riverboat casino in Joliet, Illinois reported win per machine per day of $371. Many of the Native American gaming establishments often have daily win per machine numbers much higher than these levels, as evidenced by the two Native American casinos in Connecticut, reporting win per machine per day during December 1999 of $394.

     All casino games offer the same underlying proposition: the opportunity to win money in varying amounts and with varying frequency, but with the statistical certainty of losing money to the casino operator over an extended period of time. With slot machines, the prospect of winning can be varied across the spectrum from many small jackpots won frequently to one very large jackpot won very rarely. Players' risk and reward appetites will determine what type of machine they will want to play, and the nature of the payoffs can be deduced from the "pay table," a chart that graphically shows how much can be won based on various outcomes and various amounts of money wagered. Notwithstanding the differences in jackpot frequency and size, however, all slot machines retain a net amount of the money wagered through them over time. This amount is referred to as the "hold" and is generally expressed as a percentage of the amount of money wagered on a machine, which is called the "handle." The hold percentage in any given machine is preset by the manufacturer based on specifications from the casino, subject to legal parameters in some jurisdictions, and may differ from machine to machine on a casino floor.

     The U.S. gaming machine market has traditionally been dominated by reel-based slot machines. These were broadly introduced in the 1960s, when the free-spinning reel was made possible by advances in electro-mechanical circuitry. The free-spinning reel enabled manufacturers to create different versions of the same product by varying such things as the number of reels, the number of stops on each reel and the number and variety of payoff combinations. The 1980s saw the introduction of virtual reel "stepper" technology that allowed for a greater number of stops, or outcomes, on a reel, enabling casino operators to offer larger jackpots due to the lower likelihood of their being hit. Another significant development was the installation of electronic memory in machines, allowing players to keep an "account" of credits on the machine consisting of the initial amount inserted plus winnings minus losses. Because the player did not have to reinsert coins for every pull of the handle, the number of pulls per hour was increased significantly, and players tended to rewager much of the amounts won, raising the total win per machine. Except for the addition of features such as bill acceptors and player tracking systems, the technology employed by slot machines in the 1970s and 1980s still predominates in current-generation, reel-based slot machines.

     In the 1980s, hardware and software advances allowed for application of video graphics to gaming devices. Using these techniques, IGT was the first company to introduce video poker. Video poker offered slot players two important advantages. First, the game is interactive, since the player has to decide which cards to hold or discard during the hand. This feature allows the outcome to be influenced somewhat by the player, an attribute unavailable on reel-based machines. Second, the use of a video screen allows machine manufacturers to develop more interesting and attractive graphics than are available on reel-based slot machines. Since the mid-1990s, a number of slot machine manufacturers have introduced video-based products that have expanded the capabilities of video-based devices, including machines that offer the player a choice of up to twelve different games on a single machine. Now video-based products actually constitute a majority of new machines sales in the slot machine industry. We believe that the increasing popularity of video poker and multi-game machines suggests that customers may be receptive to a more complex and interactive slot experience.

     In the mid 1980s, a category of slot machine games called "progressives" was introduced and became very popular. The progressive configuration generally consists of traditional reel-based machines linked together by a computer network that allows them to share a common jackpot that is usually much larger than the jackpot that a single, unlinked machine could support. Progressives now include video based products as well. Progressive jackpots are typically several million dollars, and recently have exceeded $35 million. Progressives may be linked locally within a bank of a few machines, across an entire casino, or across an entire state. IGT is the dominant competitor in the progressives market.

     Historically, the growth in demand for slot machines has been driven by the opening of new casinos, including casinos in jurisdictions where gaming has recently been legalized. However, in recent years, the number of new jurisdictions that have legalized gaming has significantly declined; therefore, demand based on new openings will be largely limited to new projects in existing markets. Several new projects are under construction or have been announced in Las Vegas, Atlantic City, on the Gulf Coast and in the Midwest.

     While the physical useful life of a slot machine can be up to a decade or more, casino operators have tended to replace machines on a cycle closer to every five years. Also, the development of certain new features which offer the prospect of significantly increased slot earnings, such as the advent of bill acceptors in the early 1990s, or more recent developments such as tokenization or cashless operating systems, can encourage operators to replace machines even more rapidly.

STRATEGY

     Although the gaming industry as a whole has enjoyed significant growth over the past decade, we believe that there has been very little growth in the slot machine manufacturing segment. We believe that most of the growth and new investment in the gaming industry over this period has come from the investment made in assets such as large hotels and themed attractions, or from the consolidation of property ownership, and that comparatively little has been invested in further developing the actual casino games which, in the aggregate, account for a majority of the average casino's revenue and profits.

     In contrast, we have focused our resources primarily on developing what we believe will be more rewarding and entertaining casino games. We have also developed what we believe to be a new generation of interactive slot machines on which to run our games. Since inception, in addition to game development, we have developed and refined a gaming platform that takes advantage of personal computer-based technology to offer a more visually appealing and complex gaming experience. We believe that our games and machines will encourage casino patrons to play more frequently and for longer periods of time and will also attract new gaming customers, particularly younger patrons who typically are not attracted to current generation slot machines. We believe that, as a result, our machines will outperform most existing machines in win per machine and thus motivate casino operators to supplement or replace existing slot machines with our products.

     The market for slot machines has become increasingly competitive since we were formed, and the number of new game and product introductions has increased significantly from historical levels. The proliferation of new product offerings has benefited casino operators who are able to leverage their position with slot machine manufacturers and who have demanded higher levels of performance from new products. The casino operators are willing to try new products or new games for existing products that offer the prospect of higher win per machine per day. At the same time, operators are also much quicker to remove or replace a slot machine whose performance is less than that of other competing products. Casino operators have also been able to benefit from the level of competition to keep the average selling price of new slot machines from increasing significantly, despite the higher cost and complexity of new-generation products. As a result, the slot machine manufacturing industry can now be characterized by high competition and low levels of profitability.

     Certain slot machine manufacturers have responded to this pressure from the casino operators by placing machines in casinos and participating in the revenue stream generated from the product, either by participating in the net win per machine or in the gross amount wagered on the machine. This has allowed manufacturers to achieve a higher revenue per machine than an outright sale to the casino operator. Casino operators are increasingly reluctant to place machines in their casinos on a participation basis in the belief that this represents a profit shift from the casino operator to the manufacturer. Manufacturers have responded by selling their newest and most successful games, or games that they think will be highly successful, on a participation basis only. Casino operators have only tolerated this where the game is highly successful, as the net win to the casino is still attractive. This has also contributed to the casino operators' willingness to remove non-performing slot machines from their floors.

     We believe that we are uniquely placed among slot machine manufacturers because of the potential to leverage the technology that is inherent in our products. We believe our products and platforms are significantly more complex than competing products but at the same time are more flexible so that new and innovative game types can be deployed on our game platforms. This will allow us to develop game types and game themes that can offer play characteristics that cannot be easily imitated by our competitors and that take full advantage of the underlying technology of the product. By doing so, we hope to offer a richer, more entertaining gaming experience for the casino customer and thereby generate a higher win per day per machine. We believe that this will also assist us in placing machines with casino operators on a participation basis, which should prove more profitable for us than a one-time sale of the machine.

     The flexibility of our products allow us to customize or develop new game content much quicker than our competitors. We believe that this will allow us to partner directly with casino operators to develop games for the exclusive use of that operator, affording the operator a competitive advantage given the lack of product differentiation between most casinos. Working directly with operators to develop products may also help us overcome the operators concerns about participation games, as it aligns the operator and the manufacturer to the benefits of product success. We believe that there is greater profit potential in this type of collaborative relationship than in the more traditional "build and sell" model of the typical slot machine manufacturer.

     We believe that new slot machine sales in the replacement category will surpass sales for new installations in the near future, due to the slowing in demand from new casino projects, and because the large number of machines installed during the high growth period of the early 1990s will soon be reaching their normal replacement time.

     The market for slot machines outside of North America is relatively small, with the exception of Australia, and it is generally difficult to forecast. In addition, international markets have often served as an outlet for used machines for most slot machine operators. We are currently focused on establishing and solidifying our market position in North America. Given our relatively small size compared to certain of our competitors, we do not believe we have adequate resources to simultaneously develop products for both the North American and international markets. As a result, we do not currently contemplate entering any international markets with the exception of certain Canadian provinces, South America, and possibly Australia. We remain open to taking advantage of opportunities in international markets, but only if this can be accomplished without any adverse impact on our domestic business.

     We currently sell our products outright to casino operators and other potential purchasers offering several pricing programs. For the ODYSSEY this consists of either (i) the sale of the hardware unit bundled with a single game or a suite of games and other software for a fixed price, or (ii) the sale of the hardware unit alone combined with a renewable one-year software license, including access to the entire ODYSSEY game library for the term of the license. Our single game upright machine, QUEST, and its slant top machine are sold as a bundled package of the hardware unit and a single game for a fixed price. We also offer a participation program where we will place our product on a casino floor in exchange for a share in the aggregate win generated by the machine. Typically, under this program we receive 20% of the aggregate win, subject to a predetermined minimum, or a fixed daily rental fee.

     We believe that with the ODYSSEY, we have achieved a leadership position within the multi-game segment of the video slot machine market. Since we commenced sales in 1997, we have also learned a great deal about what makes a game successful and which characteristics of a game are most appealing to gaming customers. We believe that we have been able to improve our game content as a result of this experience, and now we have one of the most successful blackjack games with TOP HAT 21, a successful poker game with LUCKY DRAW POKER, and some of the more successful multi-line, multi-coin games with EUREKA and BANANA RAMA. At the same time we believe that we currently have not yet fully exploited the technological potential of our game platform and that many of our game offerings are in fact similar to competing products. This places us at a competitive disadvantage because of the higher cost of our product.

     The introduction of QUEST during 1998 was designed to allow us to increase our penetration of the casino floor by offering a wider array of product and price points to the casino operator. The introduction of the wide-area progressive products in December 1998 further increased our product offerings. In 1999 we also introduced a more traditional, slant-top machine that is physically similar to competitors' products. We intend to offer additional platform choices in the future to further diversify our product offering.

     We believe that our ultimate success will come not from the breadth of platform offerings, but from the quality of play characteristics of the individual games offered on those platforms, and from the total gaming experience that we can provide to patrons playing our products. Developing pricing models that will allow us to maximize the revenue from each of our games will also be critical to our future success.

PRODUCTS

     We have developed a family of games and platforms that we believe represents the next generation of interactive gaming devices for use in casinos and other gaming establishments in the United States and worldwide. Our products utilize multimedia technologies to present casino games that we believe will be more engaging and entertaining than other gaming devices currently available. Our games feature high-resolution video presented across the full surface of a large touchscreen display. The touchscreen displays we use are larger and more distinctive than those on competitive products, which has helped make our platforms distinctive and easily recognizable within a casino environment. The games themselves feature high-quality animation, video clips, digital sound and a level of game attractiveness and interaction that we believe is unavailable from and unachievable by current-generation slot machines. Unlike traditional "hardware-dominant" slot machines, our products run games that are software based, allowing us to offer casino operators the benefits of flexibility to adapt their game offerings to evolving technologies and changing consumer tastes without structural change to, or replacement of, the gaming platform.

GAMES AND OTHER SOFTWARE

     While we believe that the design of our machines and our hardware components are important to our operation and our ability to foster initial and extended play, we believe that the most important factor affecting the success of our platforms will be the games themselves and the software that controls those games. The majority of our development efforts to date have been devoted to hardware, system software and game development, and we expect that, in the future, game development will be its principal development activity.

     Our games have been designed to present traditional casino games with the benefit of video and audio enhancements that are afforded by the use of high-end multimedia hardware. While the underlying game may consist of a traditional casino game such as poker, keno or a reel-based slot machine, the game itself is only one aspect of the entertainment experience.

     The development cycle for our games has been reduced significantly since our initial introduction of games in 1997. We developed a standard "engine" for each game type that we introduced such as video-reels, keno, poker, blackjack and multi-line, multi-coin. In addition, for every game that is introduced we develop a number of different percentaging models that each have a different hold percentage. The percentaging models are developed to meet jurisdictional regulatory requirements, local market conditions and to offer flexibility to the casino operators. The number of percentaging models vary by game type. For example, ARABIAN RICHES, a reel-based game introduced during 1998, has 38 different percentaging variations and PHANTOM BELLE, a poker-based game, has 29 different percentaging variations. The choice of gaming platform can also affect the development cycle for games; however, to date we have used a common gaming platform for all of our hardware products. Development of a new game engine is a lengthy process but one that can be leveraged and used on subsequent game offerings. The ability to leverage existing game engines and percentaging models allows us to develop new game themes and to introduce these new game titles much faster than if we had to develop a brand new game engine with unique percentaging requirements. This has been reflected in the increase in the number of new game titles that we introduced in 1999 as compared to 1998.

     All of our games embed an engaging and entertaining theme story to help attract patrons to our machines. Some of the games developed and introduced during 1999 include the following:

* EUREKA - This multi-line, multi-coin wagering experience takes players deep inside a derelict coal mine on the way to hidden fortune. Featuring two separate bonuses embedded in the basic 4 X 4 playing field, players can follow a coal cart as it speeds its way into a long-sealed mine shaft on their way to discovering riches. This game was named one of Casino Journal's Top 20 Most Innovative Games of the Year in 1999.

* HOT REELS - A new game type developed and patented by us during 1999, Hot Reels introduces the player-decision characteristics of video poker into a 3-reel traditional game set to an engaging auto racing theme. Players can select or hold game symbols from one reel across all of the reels being played (up to 5 reels simultaneously), and then re-spin for a second chance at a match, increasing their opportunities to win.

* STRIKE-IT-RICH - A multi-line, multi-coin game based on the popular pastime of 10-pin bowling, this game offers players an unusual twist; the opportunity to actually bowl a bowling ball for cash. Incorporating a track ball, when bonus time comes around, the player can use the track ball to go bowling for dollars. Also named one of Casino Journal's Top 20 Most Innovative Games of the Year in 1999, this game is sold and distributed on our behalf by Anchor Gaming.

* BANANA-RAMA DELUXE- A multi-line, multi-coin version of our traditional three-reel game BANANA RAMA, this game utilizes the same infectious jungle rhythms and the on-screen antics of the game's two animated host monkeys, Banana and Clyde. The characters interact with each other and with the player and celebrate jackpots with the player. A bonus feature takes the player to the Oyster Bar for a pick-till-you-win bonus game where players can select up to twelve oysters and collect the awards lying inside each of the oysters. The players continue doing this until the collect symbol appears at which time they return to the game.

* CASH CRUISE - This multi-line, multi-coin game set to a cruise ship theme takes the player across the oceans to either of a tropical or artic destination to see the sights and win some cash. Cash Cruise is a nickel game that allows the player to wager up to 50 coins a play. This game features two instant bonuses that hit with varying frequencies. Players select one of a selection of different destinations and collect prizes based upon the amount wagered and then return to the game.

     We believe that the combination of our attractive machines, high-level graphics and sound, bonusing features and the pursuit of an interesting and entertaining story will make our products outperform conventional slot machines. During the last few years, a number of our competitors have developed games based upon well known licensed brands that the manufacturers have licensed from the holders of the brands. This has helped in the "attract" stage of the wagering experience in bringing customers to a machine as customers can readily identify with these brands. Many of these games have been participation games, and have been highly successful for both the casino operator and the slot machine manufacturer. The ability to use licensed brands as themes for slot games has to date been limited to the larger competitors in the slot machine industry who have the necessary financial resources to acquire those brands. Competition for well known and established brands has intensified, which has increased the price that a manufacturer must pay to acquire the licensed brand. We believe that opportunities exist for us to partner with one or several of the larger casino operators to acquire licensed brands during 2000 that will allow us to compete in this new, but growing segment of the gaming industry.

     We believe that the physical appearance of our machines is more attractive than conventional machines and will entice customers to play. In addition to the physical attributes, our machines include a suite of video images that run when the machine is not being played. These include short, animated vignettes from our games and "help" screens, as well as a menu page identifying all of the games available on that particular machine. Information regarding any game can be viewed through the push of a "Help" button. These merchandising segments feature the same quality of graphics, sound, video and animation that distinguish all of our games.

     In the initial play period, we believe it is necessary to quickly engage the customer in the story line and to avoid any confusion, unfamiliarity or negative experience that might cause the customer to discontinue play. For this reason, many of our game offerings to date consist of enhanced versions of traditional casino games, including reel-based slot games, so that the rules of the game will be well known. We intend to present these games using enhanced graphics and sound to enrich the play experience, but will not change the fundamental characteristics or objective of the game. In addition, the machine will offer traditional game controls for those players unfamiliar or uncomfortable with the touchscreen interface.

     We believe that the enhancement we have made to traditional casino games by the addition of high level graphics, sound, animation and storyline will encourage extended play, as well as more frequent play, and thereby generate greater win per machine than the unenhanced versions of these games available in conventional machines. A significant feature which we believe will contribute significantly to extended play is the introduction of advanced play levels in which a player, by virtue of having played a certain amount of time or achieved a certain number of jackpots at one level, gains access to a bonus sequence in which larger jackpots become available.

     We believe that the principal events that lead to completion of play include the player's running out of money, running out of time or achieving a targeted jackpot level. We believe that the unique features and entertainment value of our games will entice players to remain in the extended play phase for longer periods of time than are generally fostered by current generation slot machines. Moreover, the design of our platform and games is intended to provide an entertainment experience that will encourage repeated play.

     In addition to features that are designed to enhance the entertainment value of our machines and the ability to generate incremental revenue for the casino, our platform incorporates proprietary features that are designed to overcome certain hurdles that may be involved in the licensing of a slot machine design, as well as to facilitate easy maintenance and supervision by casino personnel. These features are as follows:

* RANDOM NUMBER GENERATOR. At the core of every gaming machine is a random number generator that determines the outcome of every gaming proposition. To eliminate what we believe are some of the impediments to randomness that characterize random number generators, we engaged Dr. Evangelos A. Yfantis, a recognized authority in the field of random number algorithms, to develop a proprietary random number generator algorithm. We have filed and received a U.S. patent with respect to our algorithm.

* SOFTWARE AUTHENTICATION. A critical element of all gaming machines is an authentication mechanism to determine that the software being used is identical to the software that has been approved by regulatory authorities and is operating correctly. This is necessary to ensure that the game being played corresponds exactly to that designed by the manufacturer and approved by regulatory authorities. Traditional slot machines need to be authenticated manually, a process usually performed only after a sizable jackpot award. The infrequency of checks offer greater opportunities to breach the security of traditional machines. We have developed a proprietary authentication process that leverages the advanced capabilities of our machine to verify the integrity of a game each time it is selected for play. This process combines sophisticated authentication routines developed by RSA Data Security, Inc. with a proprietary methodology developed by us. Our authentication process provides continual checking of the machine's software for both accidental corruptions and malicious attempts to cheat the machine. Any detected anomalies will cause the machine to signal the loss of integrity immediately. We filed for and received patent protection for certain aspects of our authentication methodology.

* MACHINE MANAGEMENT SYSTEM. Our Machine Management System is designed to provide easy access to the configuration, accounting, and diagnostic capabilities of the machine. The Machine Management System's accounting functions are designed to provide a rapid, easy-to-interpret report of all key machine metering data, as well as detailed accounting and statistics, on a game-by-game basis. The Machine Management System uses the full benefit of the machine's touchscreen to make installation and setup of the machine easier than traditional slot machines. The diagnostic programs comprise a user-friendly maintenance and troubleshooting system that allows casino floor personnel to quickly and effectively assess the cause of a play stoppage or other malfunctions or to examine transaction history where the validity of a jackpot or other transaction must be verified. For example, if a player asserts that the machine has not given full credit for a jackpot or has not properly recorded a cash input, a floor manager, using the touchscreen and a key, can access comprehensive data to review transaction and event history. With this information, the floor manager can rapidly evaluate the merit of the player's claim and take appropriate action. In this way, disputes can be quickly resolved at the machine's location without the operator having to consult back office records or review surveillance videotape.

PLATFORM, HARDWARE AND OTHER PHYSICAL ATTRIBUTES

     Our gaming platforms so far have been designed to resemble a traditional slot machine in many respects. Our machines occupy the same footprint as a traditional slot machine and are of roughly the same general size and shape, enabling casino operators to replace traditional slot machines with our machines without any reconfiguration of the casino floor. The most distinctive attribute of the upright products we have introduced so far are their vertically-oriented, 26-inch-diagonal touchscreen video monitor. A player's sense of interactivity is heightened by the ability to make all the required decisions on the screen, within the game itself. However, for players who are uncomfortable or unfamiliar with touchscreen devices, all of the traditional slot machine controls have been included as well. Thus, a player can control the game by using the touchscreen, by pushing a series of buttons similar to those found on current slot or video poker machines, or by pulling a handle as on traditional slot machines. Coin handling mechanisms, bill acceptors, card readers and other devices related to cash deposit, credit and win payout are similar to those used in current gaming machines. The music, voice and other audible features of our games are played on a digital sound system.

     The products that we have introduced all share a common gaming platform. The principal electronic hardware used in our gaming platform consists of multimedia and personal computer ("PC") components. The central processing unit is an Intel 200-MHz Pentium chip. This processor is accompanied by a variety of video and auxiliary controllers, some of which have been developed exclusively for use with our products. To achieve a high level of multimedia performance from our system, our machines use 64 megabytes of random access memory. Storage for the audio and visual media elements of the games, as well as the product software itself, is provided by a high-density 4 gigabyte hard disk drive for the multi-game machines and by a smaller 2-gigabyte hard disk drive for single game machines. All of these components are connected internally by a high-speed PCI bus. Our reliance on sophisticated full-motion video and high-quality audio presentations requires the use of state-of-the-art technology, and we expect to upgrade the performance of our platform periodically as higher-performance components become available. Our machines are intended to be easily reconfigurable in the field through the replacement of hardware components such as computer motherboards and video and auxiliary controllers, allowing casino operators to upgrade hardware in a cost-effective manner.

     Our gaming platforms employ modular construction at almost every level, facilitating upgrades and minimizing machine down-time. Such modularity permits the rapid exchange of components for upgrades or to replace defective parts. Using our proprietary Machine Management System, casino personnel can run a variety of diagnostic programs or review detailed performance data directly from the gaming platform itself. In the case of a malfunctioning component, a casino technician can quickly restore play simply by swapping out the failed component with a new one. The modularity of our platform will also facilitate upgrades of hardware components such as card readers and bill validators as new components become available. We believe that these features may allow casino operators to reduce platform down-time and shorten the time required to fix any malfunction, thereby increasing the time the platform is available for play and reducing the risk that a player will elect to terminate a gaming session as a result of play stoppage.

     Our gaming platforms are assembled almost entirely from off-the-shelf hardware, which we anticipate will reduce the chance of a parts shortage and will enable us to continue to manufacture our devices using state-of-the-art components as PC and multimedia technologies advance. The different platforms share many common components, making it easier for our games to be played on different platforms and for customer technical staff to work on our different product offerings. There can be no assurance, however, that we will continue to use common components or enjoy a reliable supply of hardware components. Moreover, certain components such as the touchscreen display and monitor are manufactured by single sources and may be particularly susceptible to interruptions in supply. Although we do develop proprietary components in order to meet certain specialized requirements of our platform, we intend to primarily use commercially available computer hardware components as a regular part of our product development process.

     Our machines were designed to accept future hardware upgrades to take advantage of networking capabilities. When networked, two or more machines can be linked, facilitating activities such as group play, tournaments and progressives. For example, a particular group of platforms can be configured to announce to players that a tournament will begin at a particular time and allow each player the option to participate. Similarly, platforms can be configured so that when one machine hits a jackpot, a player at another machine can win a bonus award; the two affected platforms can then display a coordinated audio/video simulation of a coin flying out of one tray and into the other. We believe that features of this kind will promote interaction among players at adjacent platforms and thereby maintain player interest for longer periods of time. We introduced our first product into the Nevada market in December 1998, THE BIG WIN, which incorporated this networking capability in a wide-area progressive system. We anticipate introducing products into the market during 2000 that will incorporate group play and tournament capabilities.

     We have incorporated numerous features into our gaming platform that are designed both to attract the player and to maintain his or her interest over an extended period of time. For example, our gaming platform can be programmed to allow for a free spin following a specified number of unsuccessful attempts in order to ensure a minimum level of reward to the player. Similarly, our machines are capable of running promotional or entertainment video programs during play stoppages such as those caused by a hopper refill, malfunction or request for change. These features have been designed to reduce the likelihood that a player will leave the machine during a play stoppage event. These features may also provide an additional revenue or promotional source to the operator by providing a medium for commercial messages.

PRODUCT DEVELOPMENT

     Our product development efforts, particularly our game development and customization efforts, will be critical to our success in the gaming market. Research and development (R&D) expenses have increased significantly since inception. However, given the maturity of the game platform, the development tools and the software code base, we anticipate higher levels of productivity that will result in increased product output and an overall reduction in the level of development expenses. Development efforts will also likely be focused on new or custom game development during 2000. During the years ended December 31, 1999, 1998 and 1997, our research and development expenses were $4,410,000, $11,853,000 and $9,283,000, respectively. The reductions in our headcount in late 1998 and early 1999, driven by efforts to reduce costs in light of continued losses, contributed to the lower levels of R&D expense during 1999. At December 31, 1999, 23 of our 90 full-time employees were engaged in research and development.

     Ideas for new games are derived from customer preferences as perceived by us or ascertained through our market research and direct feedback from slot machine operators. The initial designs for our games are conceived by a design team, which outlines the appearance and features of each game. A prototype is developed by a production team that includes a producer, product manager, artists, computer graphics engineers and entertainment software engineers. The game is then evaluated by our marketing and sales staff, after which it is modified into its final form. We estimate that the development of a typical game takes approximately two to six months and costs approximately $150,000 to $400,000.

     We are seeking to develop a variety of specific games which management believes will appeal to casino operators and their customers. Currently, we are engaged in the development of games based on traditional slot machine games such as animated reel slots and video poker, as well as developing our first brand based products. We are also creating variations of the multi-coin, multi-line, Australian type games, which have proved popular and successful in all of the US gaming markets since 1998.

     Some of the games currently under development include the following:

     * HITSVILLE - The hits keep coming in this Motown inspired multi-line, multi-coin game. Stylized characters and soulful sounds come together in this nod to Barry Gordy's "hit factory." The game features two unique bonuses and stunning graphics, making it a pleasure to play.

     * KING PUTT - Golf and gambling have long gone together and now players can test their skills in a true "putt for money" contest. This five-reel, nine-line payout game brings high hit frequency and a seemingly skill based bonus game incorporating the animated antics of mini-golf with an entertaining wagering experience.

     * 3-REEL HOLDUP - This comic-book caper set to a 20's gangster theme, complete with wise -cracking "tough guys," car chases, armored car heists and a swinging soundtrack, is our second unique "multi-spin" reel based game. Targeted to be a quarter denomination game, success sees the lucky participant choosing a bag of loot from the back of an armored truck.

     * STOCK CARDS - This high-speed, single hand poker game has been set to an auto racing theme and is designed to remind you how popular traditional draw poker still is. Stock cards offers the added challenge of accelerated play and experienced players can rev up the proposition rate to keep pace with their thirst for action.

     Completion of the games under development is subject to various risks and uncertainties. Such games may be subject to further creative decisions that could alter the game implementation or marketing considerations that could result in a shift of our development focus to different types of games altogether. Successful completion of any game will also be subject to risks typically associated with the creative process, such as the risk that our creative team will be unable to achieve the desired results in terms of the game's entertainment quality.

     The product development strategy to date has focused on enhancing traditional gaming experiences by offering variations of existing casino-type games. Familiarity with these game types attracts customers to these games. We have also taken this strategy a step further by introducing games based on familiar brands or activities, such as the EUREKA mining game. The next phase in our product development strategy, which we commenced in 1999 is to introduce completely new types of wagering experiences such as the multi-spin games offered with HOT REELS or the interactive bowling in STRIKE IT RICH. We intend to introduce new game types that reflect a broader kind of wagering experiences during 2000.

     Over time, we expect to introduce additional games that offer a wider range of gaming experiences as players become more familiar with the capabilities of advanced video gaming platforms. For example, we may introduce games that utilize new digital camera technology to transform the player into the game during a bonus event, to enable the player to "participate" in the game, rather than merely being a spectator to a predetermined random outcome. We also anticipate developing more of our games for progressive formats in which our machines would be networked to support a common jackpot that is significantly larger than that which a stand-alone machine could offer, or to support additional networked features such as tournaments and peer-to-peer play.

     As Internet technologies continue to evolve, we will continue to monitor the changes in the legal environment surrounding on-line gaming. To the extent that it will not jeopardize our existing gaming licenses, we will look at leveraging our software content in the Internet domain, either through licensing our content to third parties, developing or operating our own Internet gaming site for cash or for prize, developing gaming sites for other third parties, or any combination of the above. We believe that our software-based games would translate easily into the Internet world, and we will continue to monitor the evolution of this online gaming market.

SALES AND MARKETING

     The ultimate success of our games and gaming platforms depends on acceptance by casino operators and casino patrons. We believe that, from the point of view of casino operators, the attractiveness of any game or gaming platform depends on win per machine, ease of upgrade, maintenance and game change and information management. We believe that, from the casino patron's perspective, the attractiveness of a platform is a function of entertainment value and the perceived likelihood of the customer winning. Our sales and marketing strategy is to generate product sales by highlighting the advantages presented by our gaming platform to casino operators, such as potential for increased win per machine; and by developing processes focused on key operator values. Our marketing strategy also targets casino players and will focus on developing brand recognition for our games, which we believe can be accomplished through the development of proprietary games that deliver greater entertainment value for the gaming dollar.

     We intend to position ourselves as a partner with either casino operators or other slot manufacturers in establishing the next generation of wagering entertainment. We recognize that we are a small player in the gaming industry at this point and that we may have to leverage the skills and experience of these third parties to help in the development or deployment of new products. During 1999 we worked with Anchor Gaming to jointly develop and introduce a new game, STRIKE-IT-RICH. Anchor is responsible for the sale and support of this product that we manufacture.

     Because our games are software-based, we believe that there will be a significant opportunity for game customization and the development of games for the exclusive use of one or more casino customers. It is already commonplace for casinos to ask that conventional slot machines be customized with the casino's logo or theme. We believe that we can significantly exceed this level of customization by inserting the casino's logo or theme right in the game, by presenting images of the casino's other games and amenities, or by creating a new game entirely based on the casino's theme. We expect that we would charge fees for any customization or development work that we perform for any other parties. We announced in February 2000 that we had entered into a joint-development agreement with a Nevada-based casino operator to develop a licensed brand into an exclusive game for that operator. We expect to announce more of these type of arrangements in the future as a way to help defray the cost and risks of new game development and to facilitate distribution of our products.

     We currently sell products through a direct sales force that is based in Nevada, Mississippi and the mid-west. We are planning to distribute product through third parties including other slot machine manufacturers or casino operators to help in the penetration of new markets without the need for additional hiring. As at December 31, 1999, 19 of our 90 full-time employees were engaged in sales and marketing.

     The successful introduction of our product is subject to substantial risks and uncertainties, including the risk of technical or manufacturing difficulties, the possibility that our platform will not receive the anticipated market acceptance and possible delays or hurdles associated with licensing of our product in various jurisdictions.

     We are required to be licensed in each jurisdiction in which we expect to sell product. As of December 31, 1999, we had received both corporate approval and approval to sell our products in Colorado, Illinois, Indiana, Iowa, Nevada, New Jersey, Missouri, Mississippi, and certain native American jurisdictions in Connecticut, Louisiana, Michigan, Minnesota and New Mexico. See, also, "Gaming Regulation and Licensing."

     Although we plan to file applications in other jurisdictions, there can be no assurance that we will be ready to file future applications or that any licenses will be granted on a timely basis, or at all.

PRICING

     We sell our products to casino operators and other potential purchasers offering several pricing programs. For the ODYSSEY this consists of either (i) the sale of the hardware unit bundled with a single game or a suite of games and other software for a fixed price, or (ii) the sale of the hardware unit alone combined with a renewable one-year software license, including access to the entire game library for the term of the license. QUEST and the slant-top product are sold as a bundled package of the hardware unit and a single game for a fixed price.

     Similar to several of our competitors, we also offer a revenue sharing plan as an alternative to the above purchase pricing options. Under this plan, the casino operator is not required to make an upfront capital investment; rather, in exchange for placing the machines on the floor, the casino operator agrees to share with us the aggregate win generated by the machines. Under this plan, we receive 20% of the aggregate win, subject to a predetermined minimum. In certain jurisdictions where this type of arrangement is not permitted, the operator agrees to pay a fixed daily fee for the use of the machine. Our plan is unique because we also offer the casino operator a buyout option at any point after the 90 day minimum evaluation period, something not currently offered in the industry. Under the buyout option, the operator receives a credit towards the purchase of the hardware and must purchase its choice of software at list price. We believe that licensing revenue from game software may eventually constitute a substantial portion of its revenue.

COMPETITION

     The current slot machine market is highly competitive and is dominated by a small number of manufacturers, many of which have significantly greater financial and other resources than us. We believe that the principal competitive factors in this market are the appeal of the machine to players, knowledge of customer requirements and player preferences, price, ease of use, service, support and training, distribution, and name and product recognition. The principal competitors in the slot machine market are IGT and Williams Industries. IGT may be viewed as a dominant competitor, with a 1999 market share estimated at 70%; William Industries 1999 market share is estimated at 15%. Additional competitors or potential competitors include Bally/Alliance Gaming, Inc., Anchor Gaming, Inc., Aristocrat Leisure Industries, Universal Distributing, Sigma Games, Casino Data Systems, Mikohn Systems, Inc. and Acres Gaming Inc. There can be no assurance that other companies in the video game or multimedia market will not successfully enter the market for video slot machines, nor can there be any assurance that the manufacturers of traditional slot machines will not develop products that are superior to, or that achieve greater market acceptance than, our products. A number of our larger customers who operate multiple casinos have also indicated that they may become involved in the design, development and manufacture of slot machines, although to date few have actually done so. In general, our existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources than we do, as well as more established customer bases and distribution channels, any of which could afford them a competitive advantage. If any of our products or specific game titles display potential to capture a significant share of the gaming machine market, our competitors can be expected to employ a variety of tactics to limit erosion of their market shares, including price reductions, acceleration of technical development or acquisition of new, competitive technologies. Any success we might have may benefit existing competitors and induce new competitors to enter the market. There can be no assurance that we will be a successful competitor in the gaming machine industry.

PROPRIETARY RIGHTS AND LICENSES

     Our computer programs and technical know-how are both novel and proprietary, and management believes that they can best be protected by use of technical devices to protect the computer programs and by enforcement of contracts and covenants not to compete with certain employees and others with respect to the use of our proprietary information and trade secrets. We have registered copyrights with respect to various aspects of our games, and have filed several U.S. patent applications for protection of certain technology we have created or licensed. These patent applications cover various aspects of the gaming machine hardware and software. Although we have received certain patents and trademarks with respect to our intellectual property, no assurance can be given that the remaining pending applications will be granted, nor can there be any assurance that the patents will not be infringed or that others will not develop technology that does not violate such patents.

     We  have  developed  a  proprietary   method  of  authentication  for  disk
drive-based gaming machines, for which we have submitted for a patent application. Since modern gaming technology requires the handling and processing of large amounts of on-line data, establishing a method for storing and retrieving data that meets the approval requirements of the regulatory authorities while meeting adequate standards of internal performance requires use of a comprehensive authentication system to assure both the casino operator and requisite gaming authorities that the software is an exact copy of what was generated and approved by such gaming authorities.

     In addition, we own exclusive rights to the algorithm for our random number generator, the key component of our gaming machine that determines the outcome of each proposition. Our algorithm, which may have uses outside the gaming industry, was developed by Dr. Evangelos A. Yfantis, a professor of Computer Science at the University of Nevada, Las Vegas.

     In developing our games, we rely on certain software that we licenses from Duck Corporation on a nonexclusive basis. This license may be terminated by Duck Corporation only in the event of a material breach of its terms by us or in the event of a bankruptcy petition with respect to us. We believe that alternative products exist that accomplish the same functionality as that licensed from Duck.

EMPLOYEES

     As of December 31, 1999, we had 90 full-time employees, including 23 in research and development. We also retain independent contractors to provide certain services, primarily in connection with product development activities. Our full-time employees are not subject to any collective bargaining agreements and we believe that our relations with our employees are good. From time to time we have retained actors and/or "voice over" talent to perform in certain of our games and expect to continue this practice in the future. Our future success depends in large part on our ability to attract and retain management and other key personnel.

MANUFACTURING

     Our manufacturing process consists primarily of assembly of components obtained from third-party suppliers and testing of software systems and applications. This activity now takes place at our Las Vegas, Nevada facility. As we have introduced new product platforms, we have increased our use of subcontractors and third party vendors to supply completed sub-assemblies and components, which has decreased the need for direct manufacturing labor. As of December 31, 1999, we had 30 full-time employees engaged in manufacturing and support-related activities.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized to issue up to 750,000,000 shares of common stock, par value $.001 per share. Each share of common stock entitles the holder to one vote in matters in which shareholders are eligible to vote.

     SERIES  D  PREFERRED  STOCK.  The  rights,   preferences,   privileges  and
limitations of the Series D Preferred Stock are set forth in a Certificate of Determination filed with the Secretary of State of California as of November 24, 1999. The Series D Preferred Stock have rights to receive dividends when, as and if declared by the board of directors. Dividends may not be paid on any other capital stock junior to the Series D Preferred Stock prior to an equal dividend payment to the holders of the Series D Preferred Stock. Currently, the Series A1 Preferred Stock, Series B1 Preferred Stock, common stock and Series E Preferred Stock are all considered junior to the Series D Preferred Stock; however, at this time there are no outstanding shares of Series A1 Preferred Stock, Series B1 Preferred Stock or Series E Preferred Stock. The Series D Preferred Stock may be converted into shares of common stock at a conversion rate of 4,384.53149701 shares of common stock, subject to adjustment, for each share of Series D Preferred Stock. The holders of the Series D Preferred Stock are not required to pay any additional consideration in order to convert their shares into shares of common stock.

     The Series D Preferred Stock has a liquidation preference to the common stock and the Series E Preferred Stock. In the event of a liquidation, dissolution or winding up, each share of Series D Preferred Stock is entitled to receive out of the assets available for distribution, on a pro-rata basis, 100% of any proceeds up to the first $20 million in aggregate amount, and a formula-based percentage of any proceeds in excess of $20 million in aggregate amount the remainder of which would be available for distribution to the holders of any capital stock junior to the Series D Preferred Stock.

     The Series D Preferred Stock may be redeemed at any time. In the event of a Change of Control (as that term is defined in the Certificate of Determination for the Series D Preferred Stock), a majority of the outstanding holders of the Series D Preferred Stock may require the company to redeem the shares. The shares may be redeemed at the greater of the liquidation preference stated above, or the fair market value of the common stock into which the shares of Series D Preferred Stock could then be converted. If the holders of the Series D Preferred Stock exercise their right to require redemption of their shares of Series D Preferred Stock upon a Change of Control the redemption price is the greater of the liquidation preference set forth above or the fair market value of the common stock into which the shares of Series D Preferred Stock could then be converted. No sinking fund is required for the redemption of the Series D Preferred Stock. The holders of the Series D Preferred Stock are not required to convert their shares into common stock in order to receive the benefit of the liquidation preference or a redemption upon a Change of Control. There is no restriction on the repurchase or redemption of Series D Preferred Stock while there is any arrearage in the payment of dividends.

     The Series D Preferred Stock are non-voting securities. However, the holders of the Series D Preferred Stock will have the right to vote the number of shares of common stock into which all of such holders' shares of Series D Preferred Stock are convertible, as a class with the other holders of common stock, but not as a separate class, only if such holder has first received all prior approvals required under applicable gaming laws for conversion of all of the shares of Series D Preferred Stock held by such holder and such holder has complied with any filing requirements prerequisite to such holders' conversion of all of the shares of Series D Preferred Stock held by such holder. We are subject to the gaming laws and the gaming authorities of the various jurisdictions in which we operate. The gaming laws and the gaming authorities of those jurisdictions generally require a gaming license, a finding of suitability, or some form of approval for any one party who holds a large percentage of the outstanding voting stock of a gaming company. B III does not currently hold a gaming license in any state in which we are subject to gaming laws, nor has it received a finding of suitability or other approval in any of those jurisdictions. It is our belief that B III has no current intention to seek any such license, finding of suitability, or other approval in any jurisdiction in which we operate. There can be no assurance, however, that B III or any subsequent holder of the Series D Preferred Stock will not seek such license, finding of suitability, or other approval in the future.

     The Series D Preferred Stock does not have preemptive rights. The Series D Preferred Stock, as issued to B III, is fully paid and non-assessable. The Series D Preferred Stock is not registered and is considered a "restricted security" as that term is defined in Rule 144 of the Securities Act of 1933, as amended. The Series D Preferred Stock may not be transferred unless it has first been registered under applicable securities laws or there exists an exemption from registration for such transfer.

     So long as at least 100 shares of Series D Preferred Stock remain outstanding, without the prior written consent of the then holders of a majority of the outstanding shares of Series D Preferred Stock, we are restricted from, among other actions:

     (1)  issuing any dividends on our outstanding securities;

     (2) issuing any capital stock or debt with a preference to or pari passu with the Series D Preferred Stock, the Series E Preferred Stock, the Amended Notes or the New Notes;

     (3)  issuing  any  additional   capital  stock  other  than  capital  stock
          contemplated by the Restructuring; or

     (4) merging or consolidating with any other entity, or entering into any transaction which would constitute or have the effect of a change of control.

     These restrictions could delay, defer, or prevent a change in control.

     SERIES E WARRANTS. The Series E Warrants issued to B III are not immediately exercisable upon issuance. The number Series E Warrants that are exercisable is based on the number of Exchange Offer Warrants actually exercised as a percentage of the number of Exchange Offer Warrants issued. The Series E Warrants, or portions thereof that become exercisable, may be exercised for up to 180 days following the date they become exercisable, after which time, if not exercised, they terminate. However, if the portion of the Series E Warrant that becomes exercisable is for fewer than 100 shares of Series E Preferred Stock, it will remain exercisable for an additional 180 days before it terminates. No Series E Warrant may be exercised after the earlier of (i) the close of business on the 180th day after the fourth anniversary of its issue date, or (ii) the date that the warrant is exercised. The Series E Warrants are, in the aggregate, exercisable for up to 60,807.731 shares of Series E Preferred Stock. The only Series E Warrants outstanding are the 60,807.731 Series E Warrants issued to B III as a part of the restructuring. The Series E Warrants are exercisable at an exercise price of $0.01 per share. The warrant exercise price is not subject to adjustment. There can be no assurance that the Series E Warrants will be exercised in whole or in part, at any time, or from time to time.

     SERIES  E  PREFERRED  STOCK.  The  rights,   preferences,   privileges  and
limitations of the Series E Preferred Stock are set forth in a Certificate of Determination filed with the Secretary of State of California as of November 24, 1999. The Series E Preferred Stock have rights to receive dividends when, as and if declared by the board of directors. Dividends may not be paid on any other capital stock junior to the Series E Preferred Stock prior to an equal dividend payment to the holders of the Series E Preferred Stock. Currently, the Series A1 Preferred Stock, Series B1 Preferred Stock, and the common stock are all considered junior to the Series E Preferred Stock. The Series D Preferred Stock is considered senior to the Series E Preferred Stock; however, at this time there are no outstanding shares of Series A1 Preferred Stock or Series B1 Preferred Stock. The Series E Preferred Stock may be converted into shares of common stock at a conversion rate of 1,000 shares of common stock, subject to adjustment, for each share of Series E Preferred Stock. The holders of the Series E Preferred Stock are not required to pay any additional consideration in order to convert their shares into shares of common stock.

     The Series E Preferred Stock may be redeemed at any time. In the event of a Change of Control (as such term is defined in the Certificate of Determination for the Series E Preferred Stock), a majority of the outstanding holders of the Series E Preferred Stock may require the company to redeem the shares. No sinking fund is required for the redemption of the Series E Preferred Stock. There is no restriction on the repurchase or redemption of Series E Preferred Stock while there is any arrearage in the payment of dividends. The Series E Preferred Stock does not have a liquidation preference to the common stock.

     The Series E Preferred Stock are non-voting securities. However, the holders of the Series E Preferred Stock will have the right to vote the number of shares of common stock into which all of such holders' shares of Series E Preferred Stock are convertible, as a class with the other holders of common stock, but not as a separate class, only if such holder has first received all prior approvals required under applicable gaming laws for conversion of all of the shares of Series E Preferred Stock held by such holder and such holder has complied with any filing requirements prerequisite to such holders' conversion of all of the shares of Series E Preferred Stock held by such holder. We are subject to the gaming laws and the gaming authorities of the various jurisdictions in which we operate. The gaming laws and the gaming authorities of those jurisdictions generally require a gaming license, a finding of suitability, or some form of approval for any one party who holds a large percentage of the outstanding voting stock of a gaming company. B III does not currently hold a gaming license in any state in which we are subject to gaming laws, nor has it received a finding of suitability or other approval in any of those jurisdictions. It is our belief that B III has no current intention to seek any such license, finding of suitability, or other approval in any jurisdiction in which we operate. There can be no assurance, however, that B III or any subsequent holder of the Series E Preferred Stock will not seek such license, finding of suitability, or other approval in the future.

     The Series E Preferred Stock does not have preemptive rights. The Series E Preferred Stock, if and when issued in accordance with the terms and provisions of the Series E Warrants, will be fully paid and non-assessable. The Series E Preferred Stock is not registered and is considered a "restricted security" as that term is defined in Rule 144 of the Securities Act of 1933, as amended. The Series E Preferred Stock may not be transferred unless it has first been registered under applicable securities laws or there exists an exemption from registration for such transfer.

     So long as at least 100 shares of Series E Preferred Stock remain outstanding, without the prior written consent of the then holders of a majority of the outstanding shares of Series E Preferred Stock, we are restricted from, among other actions:

     (1)  issuing any dividends on our outstanding securities;

     (2) issuing any capital stock or debt with a preference to or pari passu with the Series D Preferred Stock, the Series E Preferred Stock, the Amended Notes or the New Notes;

     (3)  issuing  any  additional   capital  stock  other  than  capital  stock
          contemplated by the Restructuring; or

     (4) merging or consolidating with any other entity, or entering into any transaction which would constitute or have the effect of a change of control.

     These restrictions could delay, defer, or prevent a change in control.

     EXCHANGE WARRANTS. Each of the Exchange Warrants to be issued as part of the proposed exchange offer will be exercisable for 3.59662 additional shares of common stock, subject to adjustment. The exercise price of the Exchange Warrants is $0.1528 per share. In addition, the Exchange Warrants are only exercisable after the first anniversary of issuance and will terminate four years from their issuance, it not otherwise terminated prior to that time. If the share price of the Company's common stock, as reported on the Nasdaq National Market or a national securities exchange, exceeds $0.2346 per share for twenty consecutive trading days, the holders of the Exchange Warrants would have 180 days to exercise the Exchange Warrants or they would automatically expire. This provision is not effective while the common stock is trading on the OTCBB or during the first two years following issuance of the Exchange Warrants.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In general, shareholders will recognize no gain or loss for federal income tax purposes as a result of the receipt of the Exchange Warrants, or upon exercise of the Exchange Warrants. However, upon sale of the shares of common stock received from the exercise of the Exchange Warrants, shareholders might recognize a gain or a loss for federal income tax purposes as a result of the disposition of those shares. You should consult your tax advisor for information concerning the tax effects of your participation in the Exchange Offer.

                              FINANCIAL STATEMENTS

The following financial statements of the Company are set forth below:

*    Consolidated Balance Sheets --- December 31, 1999 and December 31, 1998

* Consolidated Statements of Operations --- Fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997.

* Consolidated Statements of Cash Flows --- Fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997.

*    Notes to Consolidated Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Silicon Gaming, Inc.:

We have audited the accompanying consolidated balance sheets of Silicon Gaming, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the consolidated financial statement schedule listed in
Item 14(a)2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Silicon Gaming, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and shareholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Deloitte & Touche LLP
San Jose, California

February  15, 2000
(March 22, 2000
  as to Note 11)

                              SILICON GAMING, INC.

                           CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     December 31
                                                                                 --------------------
                                                                                   1999        1998
                                                                                 --------    --------
                                     ASSETS
CURRENT ASSETS:
  Cash and equivalents .......................................................   $    877    $  8,399
  Short-term investments .....................................................      1,000          --
  Accounts receivable (net of allowances of $1,169 in 1999 and $1,650 in 1998)      1,188       5,340
  Inventories ................................................................      7,331      12,024
  Prepaids and other .........................................................      1,069       1,698
                                                                                 --------    --------
       Total current assets ..................................................     11,465      27,461
PROPERTY AND EQUIPMENT, NET ..................................................      3,795      12,922
OTHER ASSETS, NET ............................................................        321       1,361
                                                                                 --------    --------
                                                                                 $ 15,581    $ 41,744
                                                                                 ========    ========
                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable ...........................................................   $  1,389    $  1,480
  Accrued liabilities ........................................................      1,655       8,154
  Deferred revenue ...........................................................        240       1,766
  Line of credit .............................................................        622       4,000
  Current portion of long-term obligations ...................................      1,165       1,289
                                                                                 --------    --------
       Total current liabilities .............................................      5,071      16,689
OTHER LONG-TERM LIABILITIES ..................................................      1,611       2,032
LONG-TERM OBLIGATIONS ........................................................     10,428      39,809
LONG-TERM ACCRUED INTEREST ...................................................      5,832          --

REDEEMABLE CONVERTIBLE PREFERRED STOCK--
  shares outstanding: December 31, 1999--0; December 31, 1998--1,474,641 .....         --       1,666

SHAREHOLDERS' DEFICIENCY:
  Preferred Stock, $.001 par value; 6,884,473 shares authorized; 39750 shares outstanding at December 31, 1999; (liquidation preference up
    to $39.75 million) .......................................................     20,000          --
  Common Stock, $.001 par value; 750,000,000 shares authorized; shares outstanding: December 31, 1999--30,949,273; December 31, 1998--
    14,242,313 ...............................................................     64,123      57,398
  Warrants ...................................................................      5,542       4,548
  Notes receivable from shareholders .........................................       (345)       (128)
  Deferred stock compensation ................................................     (4,646)         --
  Accumulated deficit ........................................................    (92,035)    (80,270)
  Accumulated other comprehensive income .....................................         --          --
                                                                                 --------    --------
       Total shareholders' equity (deficiency) ...............................     (7,361)    (18,452)
                                                                                 --------    --------
                                                                                 $ 15,581    $ 41,744
                                                                                 ========    ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Year Ended December 31,
                                               --------------------------------
                                                 1999        1998        1997
                                               --------    --------    --------
REVENUE:
  Hardware .................................   $ 10,370    $ 14,126    $  7,636
  Software .................................      4,288       4,657         567
  Participation ............................      2,457       3,498       1,347
                                               --------    --------    --------
  Total revenue ............................     17,115      22,281       9,550

OPERATING EXPENSES:
  Cost of sales and related
     manufacturing expenses ................     13,213      24,062      10,421
  Research and development .................      4,410      11,853       9,283
  Selling, general and
     administrative ........................     12,651      18,375      12,830
  Restructuring ............................      3,277          --          --
                                               --------    --------    --------
  Total costs and expenses .................     33,551      54,290      32,534
                                               --------    --------    --------
       Loss from operations ................     16,436      32,009      22,984
  Interest income ..........................        (99)       (618)     (1,238)
     Interest expense ......................      7,241       6,261       1,240
     Other expense, net ....................        503          18          --
                                               --------    --------    --------
LOSS BEFORE EXTRAORDINARY ITEMS ............     24,081      37,670      22,986
  Extraordinary gain upon conversion of
     debt (Note 7) .........................    (12,316)         --          --
                                               ========    ========    ========
NET LOSS ...................................   $ 11,765    $ 37,670    $ 22,986
                                               ========    ========    ========
BASIC AND DILUTED NET LOSS PER SHARE:

  Loss before extraordinary items ..........   $   1.42    $   2.75    $   2.16
                                               ========    ========    ========
  Net loss .................................   $   0.70    $   2.75    $   2.16
                                               ========    ========    ========
SHARES USED IN COMPUTATION .................     16,906      13,696      10,666
                                               ========    ========    ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY )
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                    Notes
                                                         Common Stock           Preferred Stock                   Receivable
                                                      -------------------    ----------------------                  From
                                                      Shares      Amount       Shares       Amount     Warrants  Shareholders
                                                      -------    --------    ----------    --------    --------     -------
BALANCES, January 1, 1997                                                    10,608,105      49,848          25        (221)
Options exercised for cash                                                       49,083         200
Collection of notes receivable                                                                                           14
Employee stock purchase plan issuances                                           99,894         696
Repurchase of Common Stock                                                      (17,377)         (3)
Conversion of  Series A1 Redeemable Preferred Stock                           1,219,032       1,371
Conversion of  Series B1 Redeemable Preferred Stock                           1,191,000       2,019
Warrants issued in conjunction with Senior Notes                                                          3,082
Other comprehensive income (loss)
Net loss & comprehensive net loss
                                                      -------    --------    ----------    --------    --------     -------
BALANCES, December 31, 1997                                                  13,149,737    $ 54,131    $  3,107     $  (207)
Options exercised for cash                                                       97,400         217
Collection of notes receivable                                                                                           75
Employee stock purchase plan issuances                                          151,808         935
Repurchase of Common Stock                                                      (54,130)         (6)                      4
Net exercise of warrants                                                         34,309          25         (25)
Conversion of Series A1 Redeemable Preferred Stock                              113,189         128
Conversion of Series B1 Redeemable Preferred Stock                              750,000       1,271
Warrants issued in conjunction with Senior Notes                                                          1,466
Stock compensation arrangements                                                                 697
Net loss
Other comprehensive income(loss)
Comprehensive loss
                                                      -------    --------    ----------    --------    --------     -------
BALANCES, December 31, 1998                                                  14,242,313    $ 57,398    $  4,548     $  (128)
Debt restructuring transactions:
  Conversion of Series B1 Preferred Stock                                       983,093         468
  Issuance of preferred stock                          39,750      20,000
  Issuance of warrants                                                                                      994
Options exercised for cash and notes receivable                              15,722,830       6,202                    (235)
Amortization of deferred stock compensation
Collection of notes receivable                                                                                           11
Employee stock purchase plan issuances                                           48,815          62
Repurchase of Common Stock                                                      (47,778)         (7)                      7
Net loss and comprehensive loss
                                                      -------    --------    ----------    --------    --------     -------
BALANCES, December 31, 1999                            39,750    $ 20,000    30,949,273    $ 64,123    $  5,542     $  (345)
                                                      =======    ========    ==========    ========    ========     =======

                                                                                  Accumulated
                                                        Deferred                     Other
                                                         Stock      Accumulated  Comprehensive
                                                      Compensation    Deficit       Income       Total
                                                        --------     ---------       ----      ---------
BALANCES, January 1, 1997                                     --       (19,614)        23         30,061
Options exercised for cash                                                                           200
Collection of notes receivable                                                                        14
Employee stock purchase plan issuances                                                               696
Repurchase of Common Stock                                                                            (3)
Conversion of  Series A1 Redeemable Preferred Stock                                                1,371
Conversion of  Series B1 Redeemable Preferred Stock                                                2,019
Warrants issued in conjunction with Senior Notes                                                   3,082
Other comprehensive income (loss)                                                     (22)
Net loss & comprehensive net loss                                      (22,986)                  (23,008)
                                                        --------     ---------       ----      ---------
BALANCES, December 31, 1997                             $     --     $ (42,600)      $  1      $  14,432
Options exercised for cash                                                                           217
Collection of notes receivable                                                                        75
Employee stock purchase plan issuances                                                               935
Repurchase of Common Stock                                                                            (2)
Net exercise of warrants                                                                              --
Conversion of Series A1 Redeemable Preferred Stock                                                   128
Conversion of Series B1 Redeemable Preferred Stock                                                 1,271
Warrants issued in conjunction with Senior Notes                                                   1,466
Stock compensation arrangements                                                                      697
Net loss                                                               (37,670)
Other comprehensive income(loss)                                                       (1)
Comprehensive loss                                                                               (37,671)
                                                        --------     ---------       ----      ---------
BALANCES, December 31, 1998                             $     --     $ (80,270)      $ --      $ (18,452)
Debt restructuring transactions:
  Conversion of Series B1 Preferred Stock                                                            468
  Issuance of preferred stock                                                                     20,000
  Issuance of warrants                                                                               994
Options exercised for cash and notes receivable           (5,807)                                    160
Amortization of deferred stock compensation                1,161                                   1,161
Collection of notes receivable                                                                        11
Employee stock purchase plan issuances                                                                62
Repurchase of Common Stock                                                                            --
Net loss and comprehensive loss                                        (11,765)                  (11,765)
                                                        --------     ---------       ----      ---------
BALANCES, December 31, 1999                             $ (4,646)    $ (92,035)      $ --      $  (7,361)
                                                        ========     =========       ====      =========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  Year Ended December 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ...............................................   $(11,765)   $(37,670)   $(22,986)
  Reconciliation to net cash used in operating activities:
    Gain on debt conversion ..............................    (12,316)         --          --
    Depreciation and amortization ........................      4,775       4,700       2,623
    Accrued interest .....................................      4,405       3,594         672
    Accretion of debt discount ...........................      2,206       1,905         359
    Deferred rent ........................................        (98)        213         202
    Restructuring expenses ...............................      3,277          --          --
    Stock compensation ...................................      1,161         697          --
    Loss (gain) on disposal of property ..................        131         (35)         --
    Changes in assets and liabilities:
      Accounts receivable ................................      4,152        (410)     (4,930)
      Inventory ..........................................      4,693      (5,689)     (5,858)
      Prepaids and other .................................       (146)        (64)       (133)
      Participation units ................................      2,252        (361)     (5,325)
      Accounts payable ...................................       (591)     (1,671)      1,993
      Deferred revenue ...................................     (1,526)        288       1,478
      Accrued and other liabilities ......................     (4,446)      2,389       1,996
                                                             --------    --------    --------
        Net cash used in operating activities ............     (3,836)    (32,110)    (29,909)
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment ..................       (397)     (3,271)     (7,817)
  Proceeds from sale of assets ...........................         --         127          --
  Purchases of short-term investments ....................     (1,000)         --      (6,725)
    Sales and maturities of short-term investments .......         --       4,704      11,681
    Other assets, net ....................................        288        (315)       (216)
                                                             --------    --------    --------
    Net cash provided by (used in) investing activities ..     (1,109)      1,245      (3,077)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt financing and issuance of warrants,
    net of costs .........................................      2,000      14,950      23,055
  Sale of Common Stock, net ..............................         80       1,146         893
  Collection of note receivable ..........................         11          79          14
  Proceeds from notes payable ............................         --       3,586          --
  Repayment of notes payable .............................       (985)       (564)         --
  Proceeds (repayment) from line of credit ...............     (3,378)      4,000          --
  Repayment of capital lease obligation ..................       (305)       (285)       (207)
                                                             --------    --------    --------
  Net cash provided by (used in) financing activities ....     (2,577)     22,912      23,755
                                                             --------    --------    --------
NET DECREASE IN CASH AND EQUIVALENTS .....................     (7,522)     (7,953)     (9,231)
CASH AND EQUIVALENTS:
  Beginning of period ....................................      8,399      16,352      25,583
                                                             --------    --------    --------
  End of period ..........................................   $    877    $  8,399    $ 16,352
                                                             ========    ========    ========
SUPPLEMENTARY DISCLOSURES OF CASH
  FLOW INFORMATION--
  Cash paid during the period for interest ...............   $    602    $    360    $    106
                                                             ========    ========    ========
NONCASH INVESTING AND FINANCING
  ACTIVITIES:

  Issuance of Common Stock for notes receivable ..........   $    235    $     --    $     --
                                                             ========    ========    ========
  Issuance of Common Stock warrants ......................   $    994    $  1,466    $  3,082
                                                             ========    ========    ========
  Conversion of Preferred Stock to Common Stock ..........   $    468    $  1,399    $  3,390
                                                             ========    ========    ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS--Silicon Gaming, Inc. (the "Company") was incorporated on July 27, 1993 to develop and market innovative gaming devices through the use of advanced multimedia and interactive technologies.

     BASIS OF PRESENTATION - The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses every year since its inception and at December 31, 1999 had an accumulated deficit of $92,035,000 and a shareholders' deficiency of $7,361,000. The Company has been required to obtain additional financing every year to be able to fund its ongoing operations. Based on historical levels of cash usage, the above factors raise substantial doubt about the Company's ability to continue as a going concern. In the fourth quarter of 1999 the Company completed a substantial restructuring of its capitalization whereby $39.75 million of Senior Discount Notes and approximately $8.3 million of accrued interest were converted into Preferred Stock, and the remaining terms of the Senior Discount Notes were modified to reduce the interest rate thereon and extend the payment terms. Concurrent with the restructuring, the Company borrowed $2 million under new Senior Discount Notes and established a facility whereby up to an additional $3 million of new Senior Discount Notes may be issued upon meeting certain financial and operational milestones. Management continues to review financing and other strategic alternatives available to the Company such as additional equity or debt offerings in the Company or certain of its subsidiaries, joint ventures, alternative distribution channels, direct investment by third parties into several of the Company's strategic business opportunities and sale of all or part of the Company's assets to improve the Company's liquidity position. Management believes that these steps, plus sales related to proposed new product introductions, will provide sufficient cash and working capital for the Company to meet its ongoing obligations and to allow it to continue operating as a going concern through at least the end of 2000. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     CONSOLIDATION--The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

     ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     SHORT-TERM INVESTMENTS - Short-term investments represent debt securities which are stated at fair value. To the extent there is a difference between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing the unrealized holding gains or losses, these will be recorded as a separate component of shareholders' equity until realized. While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale securities because the sale of such securities my be required prior to maturity. Any gains or losses on the sale of debt securities are determined on a specific identification basis.

     FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair value of the Company's financial instruments, which include cash equivalents and short-term investments approximate their carrying value. The fair value of the Company's Senior Discount Notes may be lower than the recorded value but the Company is unable to estimate the fair value at this time.

     INVENTORIES--Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market on a first-in, first-out basis.

     PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives between eighteen months and seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the asset's useful life. The Company places gaming machines and related equipment in customer locations on its participation program and receives a portion of the net win from each machine. Depreciation of units under such arrangements is the greater of the ratio that current gross revenue bears to total anticipated revenue for such unit or straight-line over three years. Ancillary gaming equipment such as signs and chairs are depreciated over an eighteen-month period.

     REVENUE RECOGNITION--Revenue from hardware units and non-renewable software licenses is recognized upon acceptance by the customer after completion of a trial period, if applicable, or otherwise upon shipment of the unit. Renewable software licenses are recognized ratably over the license period. Amounts due the Company under revenue participation plans with its customers are recognized ratably based on the Company's share of gaming machine play.

     CONCENTRATION OF CREDIT RISK-- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company maintains reserves for estimated potential credit losses. At December 31, 1999, one customer accounted for 19% of accounts receivable. A significant portion of the Company's revenues are concentrated with a small number of strategic customers. For the year ended December 31, 1999 one customer accounted for 16% of revenue and the Company's top 10 customers represented 52% of revenue. For the year ended December 31, 1998, two customers accounted for 11% and 10% of revenue and the Company's top 10 customers represented 67% of revenue. In 1997 three different customers accounted for 27%, 12% and 12% of revenue.

     RESEARCH AND DEVELOPMENT EXPENSES--Research and development expenses are charged to operations as incurred. In connection with the Company's product development efforts, it develops software applications which are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility and/or development of the related hardware.

     INCOME TAXES--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial reporting of income taxes.

     STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25 Accounting for Stock Issued to Employees ("APB 25"). The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation, ("SFAS 123"), which require the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense as of the beginning of fiscal 1995.

     NET LOSS PER SHARE--Basic EPS excludes dilution and is computed by dividing net income by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock. Common share equivalents including stock options, warrants and Preferred Stock have been excluded for all periods presented, as their effect would be antidilutive.

     The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations:

                                                       Year Ended December 31,
                                                     ---------------------------
     (In thousands except per share amounts)          1998      1998      1997
                                                     -------   -------   -------
     Net Loss (Numerator):
     Net loss, basic and diluted .................   $11,765   $37,670   $22,986
                                                     =======   =======   =======
     Shares (Denominator):
     Weighted average common shares outstanding .. 16,965 14,047 11,418 Weighted average common shares outstanding
       subject to repurchase .....................        59       351       752
                                                     -------   -------   -------

     Shares used in computation, basic and diluted    16,906    13,696    10,666
                                                     =======   =======   =======

     Net Loss Per Share, Basic and Diluted .......   $  0.70   $  2.75   $  2.16
                                                     =======   =======   =======

     SEGMENT DISCLOSURES - Effective January 1, 1999 the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company organizes and manages its products and services as a single product family, and accordingly, the required disclosures under SFAS No. 131 regarding the Company's products and services are made to the face of the financial statements. The adoption of SFAS No. 131 had no effect on the financial position of the Company.

     RECLASSIFICATIONS-- Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   SHORT-TERM INVESTMENTS

Short-term investments consist of the following debt securities as of December 31, 1999:

                                               Amortized   Market    Unrealized      Unrealized
     (In thousands)                              Cost      Value    Holding Gains   Holding Losses
     --------------                              ----      -----    -------------   --------------
     Available-for-sale corporate securities    $1,000     $1,000       $  --           $  --
                                                ======     ======       =====           =====

3.   INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following :

                                                         December 31,
                                                   ------------------------
     (In thousands)                                 1999             1998
     --------------                                -------          -------
     Raw materials ......................          $   849          $ 4,294
     Work in process ....................              111               93
     Finished goods .....................            6,371            7,637
                                                   -------          -------
                                                   $ 7,331          $12,024
                                                   =======          =======

     Finished goods includes units on trial of $ 2,397 and $ 3,462 at December 31, 1999 and 1998, respectively.

4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                          December 31
                                                      --------------------
     (In thousands)                                     1999        1998
     --------------                                   --------    --------
     Furniture, fixtures and office equipment .....   $    453    $  1,586
     Computer equipment ...........................      6,876       9,292
     Manufacturing equipment ......................         69       1,954
     Gaming machines & equipment ..................      3,125       6,230
     Leasehold improvements .......................        737       1,445
                                                      --------    --------
                                                        11,260      20,507
     Accumulated depreciation and amortization ....     (7,465)     (7,585)
                                                      --------    --------
                                                      $  3,795    $ 12,922
                                                      ========    ========

Included in property and equipment at December 31, 1999 and 1998 are assets leased under capital leases of $1,000,000 net of accumulated depreciation of $1,000,000 and $792,000 as of December 31, 1999 and 1998, respectively.

5.   ACCRUED LIABILITIES AND RESTRUCTURING ACCRUAL

     Accrued liabilities consists of:

                                                           December 31,
                                                        -------------------
     (In thousands)                                      1999         1998
     --------------                                     ------       ------
     Accrued compensation benefits ..............       $  363       $  958
     Accrued purchase arrangements ..............          160        1,100
     Accrued royalties ..........................           60        1,811
     Accrued tax obligations ....................          550           --
     Accrued interest expense ...................           20        2,782
     Other accrued liabilities ..................          502        1,503
                                                        ------       ------
                                                        $1,655       $8,154
                                                        ======       ======

     In March 1999 the Company announced the closure of its Mountain View, California manufacturing facility and the relocation of all of its manufacturing operations to its Las Vegas, Nevada facility. At the same time the Company announced a reduction in size of its employee workforce by approximately 35%. The Company recorded restructuring charges of $3,312,000 in the three-month period ended March 31, 1999. The restructuring charges include severance costs, lease related costs of excess facilities and the write down of specific fixed assets associated with these facilities and assets rendered surplus as a result of the reduction in force. Details of the restructuring charges are as follows (in thousands):

                                     Accrued
                                     severance,   Facility     Write down
                                    benefits &     lease          Of
                                    Other Costs  Obligations  Fixed Assets   Total
                                      -------      -------      -------     -------
     Restructuring provision ......   $   595      $   293      $ 2,424     $ 3,312
     Adjustment to amounts recorded        --          (35)          --         (35)
     Non-cash items ...............        --           --       (2,424)     (2,424)
     Amounts paid .................      (595)        (258)          --        (853)
                                      -------      -------      -------     -------
     Balance at September 30, 1999    $    --      $    --      $    --     $    --
                                      =======      =======      =======     =======

     Termination benefits were paid to 55 employees and all benefits were paid prior to May 31, 1999. The Company completed all remaining restructuring activities, including disposal of assets, before the end of 1999.

6.   LEASES

     The Company leases its facilities under noncancellable operating lease agreements. The accompanying statements of operations reflect rent expense on a straight-line basis over the term of the leases. The difference between straight-line rent expense and actual cash payments is recorded as deferred rent.

     Future minimum operating commitments at December 31, 1999 are as follows:

                                                                   OPERATING
                                                                     LEASES
                                                                     ------
     (In thousands)

     2000 ................................................           $1,059
     2001 ................................................              961
     2002 ................................................              926
     2003 ................................................              567
     2004 ................................................              549
     Thereafter ..........................................              566
                                                                     ------
     Total minimum lease payments ........................           $4,628
                                                                     ======

     During 1999 the Company entered into a sublease with respect to a portion of its Palo Alto facility. Pursuant to this agreement, which expires in 2005, the Company will receive sublease income approximating $3,912,000.

     Rent expense (including prorated common area maintenance charges and utilities) for the years ended December 31, 1999, 1998 and 1997 was $859,000, $1,310,000 and $975,000, respectively. The 1999 rent expense was net of sublease income received of $279,000.

7.   LONG-TERM BORROWING OBLIGATIONS

     The Company had a $4 million secured revolving line of credit agreement based on the Company's eligible accounts receivable, which expired on December 31, 1999. As of December 31, 1999 the Company had $622,000 outstanding under this agreement. As of December 31, 1999 the Company was not in compliance with the minimum net worth covenants of the agreement, however the Company subsequently repaid all outstanding balances under this agreement in February 2000.

     Borrowing arrangements consist of the following (in thousands):

                                                               December 31,
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
     Senior Discount Notes ($9.5 million and $47.25
       million principal obligation, respectively) .....   $  9,500    $ 37,716
     Capital lease obligations .........................         55         360
     Other long-term obligations .......................      2,038       3,022
                                                           --------    --------
                                                             11,593      41,098
     Current obligation ................................     (1,165)     (1,289)
                                                           --------    --------
     Long-term portion .................................   $ 10,428    $ 39,809
                                                           ========    ========

     Future minimum debt commitments at December 31, 1999 are as follows:

                                                        Senior               Other Long
                                                       Discount    Capital      Term
                                                        Notes      Leases    Obligations  Total Debt
                                                       --------   --------    --------     --------
     (In thousands):
     2000 ..........................................   $  1,037   $     56    $  1,315     $  2,408
     2001 ..........................................      1,063         --         788        1,851
     2002 ..........................................      1,072         --         230        1,302
     2003 ..........................................      1,082         --          --        1,082
     2004 ..........................................     10,887         --          --       10,887
     Thereafter ....................................         --         --          --           --
                                                       --------   --------    --------     --------
        Total minimum payments .....................     15,141         56       2,333       17,530
     Amount representing interest or future discount     (5,641)        (1)       (295)      (5,937)
                                                       --------   --------    --------     --------
     Present value of debt payments ................      9,500         55       2,038       11,593
     Current portion ...............................         --         55       1,110        1,165
                                                       --------   --------    --------     --------
     Long-term portion .............................   $  9,500   $     --    $    928     $ 10,428
                                                       ========   ========    ========     ========

     In November 1999 the Company completed a restructuring of its then outstanding Senior Discount Notes whereby $39.75 million of principal plus approximately $8.3 million of accrued interest was exchanged for 39,750 shares of Series D Preferred Stock (see Note 8) which is convertible into 57% of the fully diluted equity of the Company and warrants to purchase up to 60,807.7 shares of Series E Preferred Stock at $0.01 per share. The terms of the remaining $7.5 million of Senior Discount Notes were modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999) and to provide for interest to be payable in-kind through the issuance of additional notes at the Company's option and subject to certain coverage ratio tests. The maturity date of the remaining notes was extended to November 2004. Accrued and unpaid interest on the $7.5 million of notes remaining outstanding following the restructuring was forgiven through July 15, 1999.

     As a part of the debt restructuring, the holders of the Senior Discount Notes agreed to make an additional investment in the Company of up to $5 million in the form of senior secured notes (the New Notes). The New Notes are not convertible and bear cash interest at the rate of 10% per annum and in-kind interest at the rate of 3% per annum. The New Notes mature in five years and are issuable in tranches. The first $2 million was issued at the closing of the restructuring on November 24, 1999. To the extent, required by the Company, the additional $3 million of New Notes will be issued upon the achievement of certain financial and operating milestones, as determined by the holders of the Notes.

     Also, as part of the debt restructuring, the Company entered into certain other equity transactions: Holders of the outstanding Series B1 Redeemable Preferred Stock were required to convert their shares into Common Stock. Holders of outstanding shares of Common Stock (subject to the increase in authorized common stock which was approved by the shareholders in February 2000) are to be granted warrants to purchase additional shares of Common Stock for $0.1528 per share, at a rate of 3.59662 additional shares for each share of Common Stock held as of November 24, 1999 (54.9 million additional shares in total). See additional information regarding these equity securities in Notes 8 and 9.

     In accordance with Statement of Financial Accounting Standard No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring", the gain on cancellation of debt that reflects these related equity transactions was reduced to reflect all future cash payments due to the holders of the Senior Discount Notes, as well as, future interest payments on these Notes and estimated amounts under the New Notes. All such future interest payments have been recorded as a liability as of the date of the Company's debt restructuring and are shown as Long-Term Accrued Interest on the accompanying balance sheet. As a result, in the future the Company will not record interest expense on its Senior Discount Notes.

     The components of the gain on conversion of debt consist of:

     (In thousands)
     Carrying value of debt and related accrued interest                $39,098
     Fair value of Series D Preferred Stock and Series E
     Preferred Stock warrants issued                                    (20,000)
     Future expected interest on modified debt and New Notes             (5,832)
     Gain on conversion of preferred stock to common stock                1,198
     Fair value of warrants issued to common stockholders                  (994)
     Legal and other costs of restructuring                              (1,154)
                                                                        -------
     Net gain                                                           $12,316
                                                                        =======

     In June 1998, the Company entered into a secured equipment loan. Borrowings bear interest at 14% per annum for a term of 42 months. As of December 31, 1999, the Company had borrowed $1,562,000 under this agreement. The agreement requires the Company to comply with certain financial covenants, with which the Company was in compliance as of December 31, 1999.

     In  March  1998,  the  Company  entered  into  a  secured  equipment  term.
Borrowings bear interest at 11% per annum for a term of 36 months. As of December 31, 1999 the Company had borrowed $1,698,000 under this agreement. The agreement requires the Company to comply with certain financial covenants, with which the Company was not in compliance as of December 31, 1999.

8.   PREFERRED STOCK

     At December 31, 1999, the Company had 39,750 shares of Series D Preferred Stock and warrants to purchase up to 60,807.731 shares of Series E Preferred Stock outstanding. In connection with the increase in authorized shares of Common Stock approved by the shareholders in February 2000, the terms of the preferred stock was amended. The significant terms of the Series D and E Preferred Stock, as amended, are as follows:

* Each share of Series D Preferred Stock is convertible into 4,384.53 shares of Common Stock (subject to adjustment for anti-dilution) and each share of Series E Preferred Stock is convertible into 1,000 shares of Common Stock (subject to adjustment for anti-dilution).

* The holders of the Series D and E Preferred Stock will have the right to vote the number of shares of Common Stock into which all of such holder's shares are convertible, only if such holder has first received all prior approvals required under applicable gaming laws for conversion of all of the shares of Series D held by such holder

* Dividends may be paid at the discretion of the Board of Directors, however, cash dividends must be paid in an amount equal to the as-converted rate based on any cash dividends paid on common stock.

* In the event of liquidation, the holders of the Series D are first entitled to receive varying amounts based upon the aggregate transaction proceeds. If such proceeds are less than $20 million, the Series D holders are entitled to 100% of the proceeds. If such transaction proceeds exceed $30 million, the Series D holders would be entitled to the amount that would be paid if such Series D stock were converted into Common Stock immediately prior to the liquidation event. For aggregate transaction proceeds between $20 and $30 million, a pro rata formula applies. Notwithstanding this, the holders of the Series D Preferred Stock shall not receive more than $1,000 per share as a result of a liquidation event. Series E holders will then receive an amount equal to the as-converted amount to be received for each share of Common Stock.

* The Company may redeem the outstanding shares of Series D, in whole or in part, at any time for cash at a redemption price equal to the greater of $1,000 per share or the amount which is equal to the fair market value of the Common Stock into which a share of Series D could be converted.

* In the event of a Change in Control (as defined), the holders of a majority of the Series D Preferred Stock may require the Company to redeem the outstanding shares of Series D Preferred Stock at a redemption price equal to the greater of $1,000 per share or the amount which is equal to the fair market value of the Common Stock into which a share of Series D Preferred Stock could be converted.

* So long as at least 100 shares of Series D or 200 shares of Series E remain outstanding, the prior written consent of the holders of the Series D and Series E will be required prior to certain corporate actions including, but not limited to, issuing additional capital stock or debt with a preference to or equal to the Series D or E in the Company or any of its subsidiaries, payment of dividends, incurring additional indebtedness (excluding refinancing and the Company's bank borrowings), entering into transactions with affiliates, issuing or disposing of the capital stock of its subsidiaries, disposing of assets of the Company or its subsidiaries, and merging or consolidating with any other entity or entering into any transaction which would have the effect of a change in control.

     The warrants to purchase up to 60,807.731 shares of Series E Preferred Stock at $0.01 per share are to be issued in connection with the debt restructuring and are directly related to the common stock warrants issued to the Common Shareholders of record as of November 24, 1999 (see Note 7). The Series E warrants become exercisable in proportion to the number of Common Stock warrants exercised. The warrants expire in May 2004.

9.   COMMON STOCK

     In February 2000 the Company's shareholders approved an increase in the authorized capital of the Company to 750,000,000 shares. This will provide sufficient shares for the conversion of the Preferred Shares into Common Stock, the issuance of warrants to the existing equity holders, and the granting of stock options to management and employees of the Company as contemplated in the November 1999 debt restructuring. At the same time the Board of Directors increased the number of shares authorized in the 1999 Long-Term Compensation Plan from 15,657,490 to 116,190,084.

     At December 31, 1999, Common Stock (including the effect of the February 2000 increases noted above) was reserved for issuance as follows:

     Conversion of outstanding shares of Series D Preferred Stock    174,285,127
     Conversion upon exercise of Series E Preferred Stock warrants    60,807,731
     Common stock warrants issued to shareholders of record as of
       November 24, 1999 in connection with the debt restructuring    54,985,667
     Issuable under other stock purchase warrants                        919,443
     Stock Option Plans                                              105,904,165
     Employee Stock Purchase Plans                                       449,483
                                                                     -----------
                                                                     397,351,616
                                                                     ===========

WARRANTS

     Holders of outstanding shares of Common Stock (subject to the increase in authorized common stock which was approved by the shareholders in February 2000) are to be granted warrants to purchase additional shares of Common Stock for $0.1528 per share, at a rate of 3.59662 additional shares for each share of Common Stock held as of November 24, 1999. These warrants become exercisable beginning in February 2001 and expire in February 2004. In the event that the Company's stock price exceeds $0.2346 per share for twenty consecutive days, the expiration date of the warrant is accelerated to a date 180 days after that event.

     During 1998, the Company issued warrants to purchase 250,000 shares of Common Stock at $8.00 per share in conjunction with the issuance and sale of the Company's 1998 Senior Discount Notes. These warrants expire on September 30, 2002. During 1997, the Company issued warrants to purchase 375,000 shares of Common Stock at $15.4375 per share in conjunction with the issuance and sale of the Company's 1997 Senior Discount Notes. These warrants were repriced to $8.00 per share in connection with the issuance of the Company's 1998 Senior Discount Notes. The warrants expire on September 30, 2002. During 1996, the Company issued warrants to certain financial advisors in connection with its Series C Redeemable Convertible Preferred Stock financing. These warrants are exercisable for 116,666 shares of Common Stock at an exercise price of $7.50 per share and expire in 2001. In connection with the initial public offering in 1996, the Company issued 5-year warrants to purchase an aggregate of 177,777 shares of Common Stock to other financial advisors at an exercise price of $12.60 per share. All warrants remain outstanding after the debt restructuring that occurred during the fourth quarter of 1999.

STOCK OPTION PLANS

     Under the 1994 Stock Option Plan (the "1994 Option Plan"), the Company may grant incentive or nonstatutory stock options up to 4,563,077 shares of Common Stock to employees, directors and consultants at prices not less than fair market value for incentive stock options and not less than 85% of fair market value for nonstatutory stock options. These options generally expire five to ten years from the date of grant. Options normally vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter and may be exercised at any time, subject to the Company's right to repurchase unvested shares at the original exercise price upon termination.

     In 1996, the Board of Directors adopted the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). Under this plan, non-employee directors of the Company are automatically granted initial options to purchase 15,000 shares of Common Stock and additional options to purchase 5,000 shares of Common Stock in each subsequent year that such person remains a director of the Company. Options under the Directors Plan have an exercise price equal to fair market value at the grant date, vest ratably over three years and expire ten years from the date of grant. The number of shares authorized under this plan is 200,000.

     In 1997, the Board of Directors adopted the 1997 Nonstatutory Stock Option Plan (the "1997 Option Plan"). Under this plan, the Company may grant nonstatutory stock options for up to 2,350,000 shares of Common Stock to employees and consultants at prices not less than 85% of fair market value on the effective date of the grant. These options generally expire ten years from the date of grant and are immediately exercisable.

     In 1999, the Board of Directors adopted the 1999 Long-Term Compensation Plan (the "1999 Plan") as a part of the debt restructuring. A total of 15,657,490 shares were authorized for issuance under this plan and 15,657,490 shares were sold to officers in the year ended December 31, 1999. Under the terms of the restricted stock purchase agreement, the Company has the right to repurchase up to 80% of these shares at the original sale price; this right lapses over a four-year period based on continued employment. Under this plan, the Company may grant options or restricted shares of Common Stock to employees, and directors at prices not less than 85% of fair market value on the effective date of the grant. The terms of the options may vary but generally expire ten years from the date of grant and are immediately exercisable. In February 2000 the authorized number of shares in the 1999 Plan was increased to 116,190,094 shares following the increase in the Company's authorized capital. Also in February, 2000 the Company issued an additional 85,090,492 shares to employees and directors.

     Option activity under the Company's option plans is as follows:

                                                                           Number    Weighted Average
                                                                             of          Exercise
                                                                           Shares         Price
                                                                         -----------      ------
     Outstanding, January 1, 1997                                            835,403      $ 6.35
     Granted (weighted average fair value of $7.49)                        1,150,385       15.02
     Exercised                                                               (49,083)       4.13
     Cancelled                                                               (39,529)      12.01
                                                                         -----------      ------
     Outstanding, December 31, 1997                                        1,897,176       11.36
     Granted (weighted average fair value of $4.29)                        3,759,563        5.85
     Exercised                                                               (97,400)       2.23
     Cancelled                                                            (3,605,166)       9.84
                                                                         -----------      ------
     Outstanding, December 31, 1998                                        1,954,173        4.09
     Granted  at market value (weighted average fair value of $0.13)       3,437,751        0.58
     Granted below market value (weighted average fair value of $0.01)    15,657,490        0.02
     Exercised                                                           (15,722,830)       0.45
     Cancelled                                                            (1,920,039)       2.69
                                                                         -----------      ------
     Outstanding, December 31, 1999                                        3,406,545      $ 1.58
                                                                         ===========      ======

     Additional information regarding options outstanding as of December 31, 1999, is as follows:

                                  Options Outstanding             Options Exercisable
                           ----------------------------------   ----------------------
                                         Weighted
                             Number       Average    Weighted     Number      Weighted
                           Outstanding   Remaining    Average   Exercisable    Average
                             as of      Contractual  Exercise      as of      Exercise
Range of Exercise Prices    12/31/99     Life (yrs)   Price      12/31/99      Price
--------------------------------------------------------------------------------------
   $ 0.105 - $ 0.452          176,512       8.77       $0.43       176,512      $0.43
   $ 0.500 - $ 0.500        1,337,375       2.98        0.50     1,337,375       0.50
   $ 0.562 - $ 0.719          139,128       4.41        0.62       139,128       0.62
   $ 0.750 - $ 0.750          804,500        9.2        0.75       804,500       0.75
   $ 1.500 - $ 3.750          268,819       8.31        1.84       268,819       1.90
   $ 4.000 - $ 4.000          576,445       7.57        4.00       576,445       4.00
   $ 4.250 - $10.500           72,666       7.10        9.55        63,218       9.58
   $11.750 - $11.750            1,100       7.38       11.75         1,100      11.75
   $12.250 - $12.250           15,000       7.39       12.25        12,915      12.25
   $18.750 - $18.750           15,000       7.18       18.75        13,750      18.75
--------------------------------------------------------------------------------------
   $ 0.105 - $18.750        3,406,545       6.13       $1.58     3,393,762      $1.55
======================================================================================

     At December 31, 1999, 1,111,317, 105,000, and 748,699 shares were available for future grants under the 1994 Option Plan, Directors Plan, and 1997 Option Plan respectively. At December 31, 1999, 13,212 shares exercised were subject to repurchase. As of December 31, 1998 and 1997, 1,915,974 and 1,826,896 shares respectively were exercisable with a weighted average exercise price of $3.94 and $11.27, respectively.

EMPLOYEE STOCK PURCHASE PLAN

     Under the 1998 Purchase Plan, eligible employees are permitted to purchase shares of Common Stock through salary withholding at a price equal to 85% of the lower of the market value of the stock at the beginning or the end of the 6-month offering period, subject to certain limitations. At December 31, 1999, 300,517 shares had been issued under both of the Purchase Plans and 449,483 shares were reserved for further issuance. The weighted average fair value of those purchase rights granted in 1999, 1998 and 1997 was $1.28, $3.73 and $3.52, respectively. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of one year for all years; expected interest rate of 6.0%, 5.7% and 6.2% for 1999, 1998 and 1997, respectively; expected volatility of 115% in 1999, 75% in 1998 and 65% in 1997; and no dividends during the expected term.

ADDITIONAL STOCK PLAN INFORMATION

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the minimum value method for all periods prior to the initial public offering, and subsequently through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's stock option calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 12 months following vesting; stock volatility, 115% in 1999, 75% in 1998 and 65% in 1997; risk-free interest rates, 6.0% in 1999, 5.7% in 1998, and 6.2% in 1997; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards (including awards under the Purchase Plan) had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $13,763,000 ($0.81 loss per share) in 1999, $44,673,000 ($3.15 loss per share) in 1998, and $26,815,000 ($2.51 loss per share) in 1997.

10.  INCOME TAXES

     The Company has had losses since inception and therefore has not provided for income taxes.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant components of the Company's deferred income tax assets as of December 31, 1999 and 1998 are as follows:

                                                             December 31,
                                                         ----------------------
                                                           1999          1998
                                                         --------      --------
(In thousands)
Net deferred tax assets:
  Net operating losses                                   $     --      $ 25,596
  Research and development credits                             --         1,140
  Capitalized research and development costs                   --           895
  Accruals deductible in different periods                  6,160         4,204
  Depreciation and amortization                               258          (250)
                                                         --------      --------
                                                            6,418        31,585
Valuation allowance                                        (6,418)      (31,585)
                                                         --------      --------
Total                                                    $     --      $     --
                                                         ========      ========

     Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of December 31, 1999 and 1998, respectively.

     The  Tax  Reform  Act  of  1986  and  the  California  Act of  1987  impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss and tax credit carryforwards is subject to limitation pursuant to these restrictions.
The Company underwent an ownership change as of the date of the debt restructuring in November, 1999. As a result, the Company lost the potential tax benefits of the net operating loss carryforwards and tax credit carryforwards that existed at that time.

11.  SUBSEQUENT EVENTS

     In March 2000 the Company entered into a secured revolving line of credit with a new bank based upon eligible accounts receivable. Under the terms of this borrowing arrangement which will expire in March 2001, the Company may borrow up to $2 million. Borrowings will bear interest at the bank's prime rate plus 1.50%. The Company will issue the bank warrants to acquire 100,000 shares of Common Stock at a per share price of $0.30 which may be exercised over a five-year period.

     In March 2000 the Company was served papers in connection with a patent infringement lawsuit filed against it and one other slot machine manufacturer by International Game Technology, Inc. (IGT). As disclosed in November 1999, IGT is alleging infringement of a patent issued to IGT in September 1999 entitled "Game Machine and Method Using Touch Screen". The Company has not yet responded to the lawsuit and the Company's management denies the assertions of infringement. The Company is presently unable to determine the financial impact, if any, of this litigation. The costs of defending this lawsuit may be substantial and may require significant amounts of senior management time. Any adverse result from such litigation could materially and adversely affect the Company's liquidity and capital resources. No adjustments have been made in the accompanying consolidated financial statements relating to this litigation.

     In March 2000, a former distributor of the Company's products filed suit against the company in the United States District Court for the District of South Carolina. The distributor seeks repayment of $1 million, plus damages, in connection with machines previously shipped to the distributor in 1998. The Company is in the process of arbitration as required by the Distribution Agreement, seeking to recover outstanding receivables from the distributor. The Company is in the preliminary stages of investigating the allegations contained in the suit and has not yet responded to the complaint.

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Offering Circular of Silicon Gaming, Inc. of our report dated February 15, 2000 (March 22, 2000 as to
Note 11) (which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty concerning the Company's ability to continue as a going concern), included in the Annual Report on Form 10-K of Silicon Gaming, Inc. for the year ended December 31, 1999.

                                        /s/ DELOITTE & TOUCHE LLP

San Jose, California
April 17, 2000

WE HAVE NOT  AUTHORIZED  ANY  PERSON TO
MAKE A STATEMENT THAT DIFFERS FROM WHAT
IS IN THIS  OFFERING  CIRCULAR.  IF ANY
PERSON  DOES  MAKE  A  STATEMENT   THAT
DIFFERS  FROM WHAT IS IN THIS  OFFERING
CIRCULAR,  YOU  SHOULD  NOT RELY ON IT.
THIS OFFERING  CIRCULAR IS NOT AN OFFER
TO SELL,  NOR IS IT SEEKING AN OFFER TO            SILICON GAMING, INC.
BUY,  SECURITIES  IN ANY STATE IN WHICH
THE OFFER OR SALE IS NOT PERMITTED. THE             Offer to Exchange
INFORMATION  IN THIS OFFERING  CIRCULAR    One Unit consisting of One Share of
IS  COMPLETE  AND  ACCURATE  AS OF  ITS      Common Stock and One Warrant to
DATE,  BUT THE  INFORMATION  MAY CHANGE     purchase 3.59662 Shares of Common
AFTER THAT DATE.                           Stock for Each Outstanding Share of
                                                       Common Stock
Table of Contents

Summary of Exchange Offer.............2             OFFERING CIRCULAR
Where You Can Find More Information...5
The Company...........................6
Capitalization........................7               April 17, 2000
Price Range of Common Stock...........8
Dividend Policy.......................8
Background of the Exchange Offer......9
The Exchange Offer...................10
Exchange Agent.......................14
Information Agent....................14
Risk Factors Relating to the
  Exchange Offer.....................17
Other Risk Factors ..................18
Gaming Regulations and Licensing.....24
Business of Silicon Gaming...........25
Description of Securities ...........42
Certain Federal Tax Consequences.....46
Financial Statements.................47
Independent Auditor's Report.........48
Notes to Financial Statements........53
Independent Auditor's Consent........68